As filed with the Securities and Exchange Commission on ______, 2011.

                                                Commission File No. 333-165211

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

                                 AMENDMENT NO. 2


                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                                 ACTIVEIN, INC.
                     --------------------------------------
               (Exact name of registrant as specified in charter)

          Delaware                    3841                        None
 ---------------------------   --------------------      ---------------------
(State or other jurisdiction (Primary Standard Classi-     (IRS Employer
  of incorporation)           fication Code Number)          I.D. Number)

                                 1 Leshem Street
                                   Kiryat Gat
                                  82000, Israel
                                  972-8-6811761
                   ------------------------------------------
               (Address and telephone number of principal executive offices)

                                 1 Leshem Street
                                   Kiryat Gat
                                  82000, Israel
                -------------------------------------------------
          (Address of principal place of business or intended principal place of business)

                                  Adi Plaschkes
                                 1 Leshem Street
                                   Kiryat Gat
                                  82000, Israel
                                  972-8-6811761
                   ------------------------------------------
            (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

 As soon as practicable after the effective date of this Registration Statement
-------------------------------------------------------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

       Large accelerated filer   [  ]    Accelerated filer   [  ]

       Non-accelerated filer   [  ]      Smaller reporting company  [X]
(Do not check if a smaller reporting company)


                        CALCULATION OF REGISTRATION FEE

Title of each                        Proposed      Proposed
 Class of                            Maximum       Maximum
Securities            Securities     Offering      Aggregate      Amount of
   to be                  to be      Price Per      Offering      Registration
Registered            Registered      Share (1)        Price          Fee
----------            ----------     ----------    ---------      ------------

Common Stock (2)    5,000,000          $0.20      $1,000,000           $71
Common Stock (3)      275,000          $0.20      $   55,000             5
                                                                     -----
                                                                       $76


(1) Offering price computed in accordance with Rule 457(c). (2) Shares of common stock offered by the Company. (3) Shares of common stock offered by selling shareholders

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                                 ACTIVEIN, INC.

                                  Common Stock

                    5,000,000 shares to be offered by Company
              275,000 shares to be offered by Selling Shareholders


     By means of this prospectus ActiVein is offering for sale up to 5,000,000 shares of common stock at a price of $0.20 per share and four of ActiVein's shareholders are offering up to 275,000 shares of common stock at a price of $0.20 per share.


     The shares ActiVein is offering will be sold directly by its officers. Potential investors will include professional and personal contacts of
ActiVein's executive officers as well as any referrals from these persons. ActiVein will not pay any commission or other form of remuneration in connection with the sale of these shares.


     The offering by ActiVein is being conducted on a self underwritten/best efforts basis. There is no minimum number of shares required to be sold. Proceeds from the sale of shares by ActiVein will be delivered directly to ActiVein and will not be deposited in any escrow account. If all shares are sold, ActiVein will receive gross proceeds of $1,000,000. ActiVein plans to end its offering on June 30, 2011. However, at ActiVein's discretion, its offering may end sooner or be extended until August 31, 2011. ActiVein will end its offering prior to June 30, 2011 if all of the shares which it offers have been sold or it believes that potential investors will not purchase any more shares offered by ActiVein. ActiVein will extend its offering if the entire offering has not been sold and it believes that potential investors will purchase additional shares.

     If and when ActiVein's common stock becomes quoted on the OTC Bulletin Board, and after ActiVein terminates its offering, four of ActiVein's shareholders may offer to sell, by means of this prospectus, up to 275,000 shares of ActiVein's common stock. The shares owned by the selling shareholders may be sold at prices and terms then prevailing or at prices related to the then-current market price of ActiVein's common stock, or in negotiated transactions. It is not anticipated the selling shareholders will sell their shares until after ActiVein terminates its offering and after ActiVein's common stock is quoted on the OTC Bulletin Board. However if the selling shareholders offer to sell their shares prior to quotation on the OTC Bulletin Board, the selling shareholders may only offer to sell their shares at a price of $0.20 per share. Three of these shareholders are officers of ActiVein. The fourth shareholder is controlled by a director of ActiVein.


     ActiVein will not receive any proceeds from the sale of the common stock by the selling stockholders. ActiVein will pay for the remaining expenses of this offering, which are estimated to be $40,000.

     As of the date of this prospectus there was no public market for ActiVein's common stock. Although ActiVein plans to have its shares quoted on the OTC Bulletin Board, ActiVein may not be successful in establishing any public market for its common stock. As of the date of this prospectus, an application had not been made to have ActiVein's common stock quoted on the OTC Bulletin Board.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY
PROSPECTIVE  INVESTORS,   SEE  "RISK  FACTORS"  BEGINNING  ON  PAGE  2  OF  THIS
PROSPECTUS.

              The date of this prospectus is ___________, 2011. 3

                               PROSPECTUS SUMMARY

     ActiVein was incorporated in Delaware in January 2007 under the name UNLTD Ventures Incorporated. Between January 2007 and March 2009 ActiVein did not conduct any business.

     In March 2009 ActiVein acquired ActiVein Ltd., an Israeli corporation, for 4,800,190 shares of its common stock, 3,770,935 shares of its Series A Preferred stock, and a warrant which allows the holder to purchase an additional 428,768 Series A preferred shares.

     The agreement relating to the acquisition of ActiVein, Ltd. provided that 1,000,106 shares would be issued to the ActiVein, Ltd. Employee Stock Ownership Plan. However, ActiVein and ActiVein, Ltd. agreed that these shares would not be issued. There is no plan to issue these shares at the present time, primarily due to the fact that, as of the date of this prospectus, ActiVein did not have any full-time employees.


     On April 9, 2009 UNLTD changed its name to ActiVein, Inc.

     Unless otherwise indicated, all references to ActiVein's business and operations include the business and operations of ActiVein Ltd.


     ActiVein is developing a novel intravenous catheter which will reduce the number of times a hospital patient is stuck with a needle to withdraw blood samples. An intravenous (IV) catheter, used to deliver fluids to the patient, is normally inserted into at least one vein of a patient during hospitalization. For various reasons, blood samples cannot be withdrawn through the same catheter. As a result, during a hospital stay a patient may be subjected to numerous needle sticks which are required to obtain blood samples for laboratory tests.

     ActiVein's dual-action catheter is designed to replace the standard conventional "hospital IV line" by enabling both fluid infusion and blood withdrawal using a single vein over an entire hospitalization period.


     ActiVein has developed a model that replicates the human peripheral venous system in terms of vessel thickness, diameter, internal valves and pressure. The fluid in this model mimics human blood in terms of viscosity. ActiVein's catheter has been tested in the model to analyze vessel penetration, catheter strength and the capability of the catheter to deliver and draw fluids. The tests have shown that ActiVein's catheter can provide its intended dual functionality of fluid or medication delivery as well as blood withdrawal.


      As of December 31, 2010 ActiVein had 13,908,257 outstanding shares of common stock, and 3,770,935 outstanding shares of Series A Preferred stock. Each Series A Preferred share is convertible into one share of ActiVein's common stock.


     ActiVein will need approximately $40,000 to pay the expenses of this offering . During the twelve month period following the date of this prospectus ActiVein will need approximately $200,000 for general and administrative expenses and $1,500,000 for research and development activities, patent filings, and preparing applications to be submitted to regulatory agencies.

     As of the date of this prospectus ActiVein had not applied to the FDA or any foreign regulatory authority to obtain clearance to sell any of its products. ActiVein will need FDA clearance to sell any of its products in the United States and clearance from foreign regulatory authorities to sell its products in foreign countries.

     As of February 28, 2010 and November 30, 2010 ActiVein had total assets of $106,499 and $20,133 respectively. For the year ended February 28, 2010 and the nine months ended November 30, 2010 ActiVein had net losses of $(297,237) and $(161,767) respectively. ActiVein's auditors have expressed substantial doubt regarding ActiVein's ability to continue as a going concern.


     ActiVein's offices are located at 1 Leshem Street, Kiryat Gat, 82000, Israel. ActiVien's telephone number is 972-8-6811761 and its facsimile number is 972-8-6811763.

      ActiVein's website is www.activein.co.il
                            ------------------

Forward Looking Statements

     This Prospectus contains various forward-looking statements that are based on ActiVein's beliefs as assumptions made by and information currently available to ActiVein. When used in this Prospectus, the words "believe", "expect", "anticipate", "estimate" "intend", "project", "predict" and similar expressions are intended to identify forward-looking statements. These statements may involve projections, capital requirements, operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

The Offering

     By means of this prospectus:

     o ActiVein is offering to sell up to 5,000,000 shares of its common stock at a price of $0.20 per share, and


     o Four of ActiVein's shareholders are offering to sell up to 275,000 shares of its common stock. If and when ActiVein's common stock becomes quoted on the OTC Bulletin Board and after ActiVein terminates its offering, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Three of these shareholders are officers of ActiVein. The fourth shareholder is controlled by a former director of ActiVein.

     The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of any relevant operating history, losses since ActiVein was incorporated, and the possible need for ActiVein to sell shares of its common stock to raise additional capital. See "Risk Factors" below for additional Risk Factors.

                                  RISK FACTORS


     Prospective investors should consider the following risk factors which affect ActiVein's business and this offering. These risk factors discuss all material risks known to ActiVein which pertain to an investment in ActiVein's common stock. If any of the risks discussed below materialize, ActiVein's business may suffer and ActiVein's common stock could decline in value or become worthless.


Risk Factors Related to ActiVein's Business

ActiVein has a history of losses and may never be profitable. ActiVein has never earned a profit. ActiVein expects to incur losses during the foreseeable future and may never be profitable.


The failure of ActiVein to obtain capital may significantly restrict ActiVein's proposed operations. ActiVein needs additional capital to fund its operating losses and to develop its intravenous catheter. There is no minimum number of shares which is required to be sold in this offering and all proceeds from the sale of the shares will be delivered to ActiVein. If only a small number of shares are sold, the amount received from this offering may provide little benefit to ActiVein. During the twelve month period following the date of this prospectus ActiVein will need approximately $200,000 for general and administrative expenses and $1,500,000 for research and development activities, patent filings and preparing applications to be submitted to regulatory agencies. Accordingly, even if all shares offered are sold, ActiVein will need additional capital. ActiVein's issuance of equity or equity-related securities to raise capital will dilute the ownership interest of existing shareholders.


     ActiVein does not know what the terms of any future capital raising may be but any future sale of ActiVein's equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering. The failure of ActiVein to obtain the capital which it requires will result in the slower implementation of ActiVein's business plan or its inability of ActiVein to implement its business plan. There can be no assurance that ActiVein will be able to obtain any capital which it will need.

     To enable ActiVein to continue in business ActiVein will eventually need to earn a profit or obtain additional financing until ActiVein is able to earn a profit. As a result of ActiVein's short operating history it is difficult for potential investors to evaluate its business. There can be no assurance that ActiVein can implement its business plan, that it will be profitable, or that the shares which may be sold in this offering will have any value.

     ActiVein will not receive any proceeds from the sale of the shares offered by the selling shareholders.

ActiVein's operations are dependent upon the continued services of its officers. The loss of its only officers, whether as a result of death, disability or otherwise, may have a material adverse effect upon the business of ActiVein.

Since one of ActiVein's officers plan to devote only a portion of his time to ActiVein's business, ActiVein's chances of being profitable will be less than if it had full time management. As of the date of this prospectus ActiVein had only three officers. Dr. Yoav Paz, ActiVein's Chief Medical Officer, is employed by another company and plans on devoting only 20% of his time to ActiVein. Accordingly, his other responsibilities could take precedence over his duties to ActiVein.

ActiVein's Auditors have doubt as to its ability to continue in business. In their report on ActiVein's February 28, 2010 financial statements, Actvein's auditors expressed substantial doubt as to ActiVein's ability to continue as a going concern. A going concern qualification could impair ActiVein's ability to finance operations through the sale of debt or equity securities. ActiVein's ability to continue as a going concern will depend, in large part, on ActiVein's ability to obtain additional financing and generate positive cash flow from operations, neither of which is certain. If ActiVein is unable to achieve these goals, ActiVein's business would be jeopardized and it may not be able to continue operations.

To date, ActiVein has not generated any revenue. ActiVein's future success depends on ActiVein's ability to begin generating revenues on a regular and continuing basis. Since inception, ActiVein has not generated any revenue. ActiVein's future success depends on its ability to begin generating revenues on a regular and continuing basis and to properly manage costs. ActiVein's ability to generate revenues depends on a number of factors, some of which are outside ActiVein's control. These factors include the following:

      o ActiVein's ability to obtain necessary government and regulatory approvals;

      o ActiVein's ability to successfully complete all the research and development work on its intravenous catheter;

      o  ActiVein's   ability  to  successfully   commercialize  its intravenous
         catheter technology; and

      o  ActiVein's ability to protect its intellectual property.

     ActiVein cannot make any assurances that it will be able to meet any of these challenges, or that ActiVein will be able to generate any revenue. If ActiVein does not generate any revenue, investors may lose their entire investment.


Any failure to obtain or any delay in obtaining required regulatory approvals may adversely affect ActiVein's ability to successfully license or market its products. In addition, the FDA may determine that ActiVein's products are Class III Medical Devices which would subject ActiVein to rigorous premarket approval. The intravenous catheter technology that ActiVein is developing is subject to oversight by regulatory authorities in the United States and in other countries, including, without limitation, the FDA. ActiVein believes that its intravenous catheter will be classified as a Type II Medical Device by the FDA. If classified as a Type II Medical Device, this product will not come under the more rigorous approval guidelines applicable to Type III Medical Devices (e.g., HIV test kits) or the arduous Phase I, II, and III clinical trial process that is required for approval of drugs. Type II Medical Device approval falls under the category referred to as a 510k application and after submission of supporting data to the FDA is subject to a 90-day review process. ActiVein has not initiated the process to obtain marketing clearance for its product in the United States or any other country. ActiVein has not had any communication with the FDA regarding whether its products are eligible for approval as Class II Medical Devices.


     However, if the FDA classifies ActiVein's catheter as a Class III medical device, then a pre market approval would be required which typically requires more extensive clinical data and a longer regulatory process (approximately one year or longer if additional data and review are required).

     Among other requirements, FDA marketing clearance and approval of the facilities used to manufacture ActiVein's product will be required before ActiVein's intravenous catheters may be marketed in the United States.

     A similar regulatory process will be required by European regulatory authorities before ActiVein's products can be marketed in Europe. As with the FDA review process, there are numerous risks associated with the review of medical devices by foreign regulatory agencies. The foreign regulatory agencies may request additional data to demonstrate the clinical safety and efficacy of a product.

     Although FDA marketing clearance may not be required for certain foreign markets, ActiVein believes that FDA clearance for ActiVein's intravenous catheter would add credibility when negotiating with overseas distributors. Failure to obtain FDA marketing clearance in the United States may limit ActiVein's ability to successfully market its product even where regulatory approvals are not required.

     Delays or rejection in obtaining FDA marketing clearance may also be encountered based upon changes in applicable law or regulatory policy during the period of regulatory review. Any failure to obtain, or any delay in obtaining, marketing clearance would adversely affect ActiVein's ability to license or market its intravenous catheter. Moreover, even if FDA marketing clearance is granted, such approval may include significant limitations on indicated uses for which the product could be marketed.

     Both before and after marketing clearance is obtained, a product and its manufacturer are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage of the process may result in adverse consequences, including the FDA's delay in approving or refusing to approve a product for marketing, withdrawal of an approved product from the market and/or the imposition of criminal penalties against the manufacturer. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product or manufacturer including withdrawal of the product from the market.

     ActiVein cannot assure any investors that it will receive the required clearances in order to be able to market its intravenous catheter.

If ActiVein's products do not achieve market acceptance, ActiVein will be unable to generate significant revenues. The commercial success of ActiVein's intravenous catheter will depend primarily on convincing health care providers to adopt and use ActiVein's product. To accomplish this, ActiVein, together with any other marketing or distribution collaborators, will need to convince members of the medical community of the benefits of ActiVein's product through, for example, published papers, presentations at scientific conferences and additional clinical data. Medical providers will not use ActiVein's product unless it can demonstrate that ActiVein's product consistently produces results comparable or superior to existing products, and has acceptable safety profiles and costs. If ActiVein is not successful in these efforts, market acceptance of its product could be limited. Even if ActiVein demonstrates the effectiveness of its product, medical practitioners may still use other products. If ActiVein's product does not achieve broad market acceptance, ActiVein will be unable to generate significant revenues, which would have a material adverse effect on its business, cash flows and results of operations.

ActiVein may not achieve or maintain a competitive position in its industry and future technological developments may result in ActiVein's proprietary technologies becoming uneconomical or obsolete. The field that ActiVein is involved in is undergoing rapid and significant technological change. Activien's ability to successfully commercialize various applications of its intravenous catheter technology will depend on ActiVein's ability to maintain its technological advantage. ActiVein cannot assure investors that ActiVein will achieve or maintain such a competitive position or that other technological developments will not cause its proprietary technologies to become uneconomical or obsolete. Many of ActiVein's potential competitors, including large multi-national pharmaceutical companies, well-capitalized biotechnology companies, and privately and publicly financed research facilities, have significantly greater financial resources than ActiVein. ActiVein's revenues and profits will be adversely impacted if it cannot compete successfully with new or existing products or technologies.

ActiVein's patents might not protect its technology from competitors. Certain aspects of ActiVein's technologies areare protected by foreign patents. Although ActiVein has filed a patent application in the United States, there is no assurance that any patentpatent applications will result in the issuance of new patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford ActiVein. ActiVein may not be able to prevent misappropriation of its proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States. Thus, any patents that ActiVein owns may not provide commercially meaningful protection from competition. Disputes may arise between ActiVein and others as to the scope, validity and ownership rights of patents. Any defense of patents could prove costly and time consuming and ActiVein cannot assure investors that it will be in a position, or will deem it advisable, to carry on such a defense. ActiVein's patents may not contain claims that are sufficiently broad to prevent others from practicing its technologies or developing competing products. Competitors may be able to use technologies in competing products that perform substantially the same as ActiVein's technologies but avoid infringing on ActiVein's patent claims. Under these circumstances, ActiVein's patents would be of little commercial value.

ActiVein relies on maintaining competitively sensitive know-how and other information as trade secrets, which may not sufficiently protect this information. Disclosure of this information could impair ActiVein's competitive position. As to many technical aspects of ActiVein's business, ActiVein has concluded that competitively sensitive information is either not patentable or that, for competitive reasons, it is not commercially advantageous to seek patent protection. In these circumstances, ActiVein seeks to protect this proprietary information by maintaining it in confidence as a trade secret. However, the disclosure of ActiVein's trade secrets would impair its competitive position, and adequate remedies may not exist in the event of unauthorized use or disclosure of ActiVein's confidential information. Further, to the extent that ActiVein's employees, consultants or contractors use trade secret technology or know-how owned by others in their work for ActiVein, disputes may arise as to the ownership of related inventions.

ActiVein may incur significant liability if it infringes the patents and other proprietary rights of third parties. In the event that ActiVein's technologies infringe or violate the patent or other proprietary rights of third parties, it may be prevented from pursuing product development, manufacturing or commercialization of any product that uses these technologies. There may be patents held by others of which ActiVein is unaware that contain claims that ActiVein's product or operations infringe. In addition, given the complexities and uncertainties of patent laws, there may be patents of which ActiVein knows that it may ultimately be held to infringe, particularly if the claims of the patent are determined to be broader than ActiVein believes them to be.

     If a third party claims that ActiVein infringes its patents, any of the following may occur:

      o ActiVein may become liable for substantial damages for past infringement if a court decides that its technologies infringe upon a competitor's patent;

      o a court may prohibit ActiVein from selling or licensing its product without a license from the patent holder, which may not be available on commercially acceptable terms or at all, or which may require ActiVein to pay substantial royalties or grant cross-licenses to its patents; and

      o ActiVein may have to redesign its product so that it does not infringe upon the patent rights of others, which may not be possible or could require substantial funds or time.

     In addition, employees, consultants, contractors and others may use the trade secret information of others in their work for ActiVein or disclose its trade secret information to others. Either of these events could lead to disputes over the ownership of inventions derived from that information or expose ActiVein to potential damages or other penalties.

If product liability lawsuits are brought against ActiVein, ActiVein might incur substantial liabilities and could be required to limit the commercialization of its product. If ActiVein's product does not function properly, it may be exposed to the risk of product liability claims. ActiVein may even be subject to claims against it despite the fact that the injury is due to the actions of others, such as manufacturers or medical personnel. Any product liability litigation would consume substantial amounts of ActiVein's financial and managerial resources and might result in adverse publicity, regardless of the ultimate outcome of the litigation. ActiVein does not currently maintain clinical trial insurance or product liability insurance and it may never obtain such insurance. In any event, liability insurance is subject to deductibles and coverage limitations and may not provide adequate coverage against potential claims or losses. A successful product liability claim brought against ActiVein could cause it to incur substantial costs and liabilities.

Federal healthcare reform may adversely affect ActiVein's results of operations. The Patient Protection Affordable Care Act (the "PPACA") was enacted in March 2010. Under the PPACA, beginning in 2013, medical device manufacturers, such as ActiVein, will pay a 2.3% excise tax on U.S. sales of certain medical devices. The PPACA reduces Medicare and Medicaid payments to hospitals, clinical laboratories and pharmaceutical companies, and could otherwise reduce the volume of medical procedures. These factors, in turn could result in reduced demand for ActiVein's products and increased downward pricing pressure. While the PPACA is intended to expand health insurant coverage to uninsured persons in the United States, the impact of any overall increase in access to healthcare on potential sales of ActiVein's products is uncertain at this time. Further, ActiVein cannot predict with any certainty what other impact the PPACA may have on its business.


Risk Factors Related to this Offering

As of the date of this prospectus there was no public market for ActiVein's common stock and if no public market develops, purchasers of the shares offered by this prospectus may be unable to sell their shares. Since there is no minimum amount required to be sold in this offering, if only a small number of shares are sold, the market for ActiVein's common stock may not be liquid. If purchasers are unable to sell their shares, purchasers may never be able to recover any amounts which they paid for ActiVein's shares.

Because there is no public market for ActiVein's common stock, the price for its shares was arbitrarily established, does not bear any relationship to ActiVein's assets, book value or net worth, and may be greater than the price which investors in this offering may receive when they resell their shares. Accordingly, the offering price of ActiVein's common stock should not be considered  to be  any  indication  of the  value  of its  shares.  The  factors considered in determining the offering price included ActiVein's future prospects and the likely trading price for its common stock if a public market ever develops. Investors that purchase shares from ActiVein may pay more for their shares than investors who purchase their shares from the selling shareholders.

Should a market for ActiVein's common stock ever develop, disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for ActiVein's common stock and investors may find it difficult to sell their shares. If a market ever develops for the common stock of ActiVein, trades of ActiVein's common stock will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.


Future sales, or the potential sale, of a substantial number of shares of ActiVein's common stock could cause the trading price of ActiVein's common stock to decline, should a public market for ActiVein's common stock ever develop, and could impair ActiVein's ability to raise capital through subsequent equity offerings. As of the date of this prospectus, ActiVein had 13,908,257 outstanding shares of common stock. A total of 275,000 of these shares may be sold by means of this prospectus by three officers of ActiVein and Eftan Investment Consulting Ltd,, a company affiliated with a former director of ActiVein. Any other shares owned by ActiVein's officers and directors, Eftan Investment Consulting or Xenia Venture Capital Ltd. may be sold beginning 90 days after the date of this prospectus pursuant to Rule 144 of the Securities and Exchange Commission. All other outstanding shares of ActiVein may be sold without restriction at any time.


     Sales of a substantial number of shares of ActiVein's common stock in the public markets, or the perception that these sales may occur, could cause the market price of ActiVein's securities to decline and could materially impair
ActiVein's ability to raise capital through the sale of additional equity securities.

Since ActiVein is located in Israel, and all of ActiVein's officers and directors are residents of Israel, in the event a shareholder obtains a judgment against ActiVein, or ActiVein's officers or directors, the ability to enforce the judgment in Israel may be difficult or, from a practical standpoint, impossible.

     ActiVein's operations are subject to risks related to doing business in Israel. All of ActiVein's operations are conducted in Israel. Doing business in Israel subjects ActiVein to various risks, including changing economic and political conditions, exchange controls, currency fluctuations, armed conflicts and unexpected changes in U.S. and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. ActiVein does not have any control over these risks and may be unable to adjust to changes in economic and political conditions.


     The provisions in ActiVein's Articles of Incorporation relating to the issuance of preferred stock allow ActiVein's directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of ActiVein's common stock. ActiVein's Articles of Incorporation authorize its Board of Directors to issue up to 10,000,000 shares of preferred stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by ActiVein's management.

     Until ActiVein's common stock is listed on the OTC Bulletin Board, four of ActiVein's current directors may be removed and replaced without the vote of ActiVein's shareholders. Removal and replacement of these directors may alter ActiVein's business plan or significantly change the manner in which ActiVein is managed.

                       DILUTION AND COMPARATIVE SHARE DATA


     As of November 30, 2010 ActiVein had 13,908,257 outstanding shares of common stock, which had a negative book value as of that date of approximately $(0.01) per share. If all shares offered by ActiVein are sold (of which there can be no assurance), investors will own 5,000,000 shares or approximately 28% of ActiVein's common stock, for which they will have paid $1,000,000 and ActiVein's present shareholders will own approximately 72% of its common stock. If less than all shares offered are sold, the percentage ownership by the purchasers of the shares offered by ActiVein will be less and the dilution to these investors will be greater than if all shares offered by ActiVein were sold.

     The following tables illustrates per share dilution and the comparative stock ownership of ActiVein's stockholders as compared to the investors in this offering, depending upon the number of shares sold in this offering.

Shares outstanding as of
    November 30, 2010           13,908,257  13,908,257   13,908,257   13,908,257

Shares to be sold by ActiVein
    in this offering            5,000,000    3,750,000    2,500,000    1,250,000

 Offering proceeds            $ 1,000,000  $   750,000  $   500,000  $    50,000

 Offering expenses            $    40,000  $    40,000  $    40,000  $    40,000

Shares to be outstanding
     after offering            18,908,257   17,658,257   16,408,257   15,158,257

Negative net tangible book
   value per  share as of
   November 30,  2010        $      (0.01) $     (0.01) $     (0.01) $    (0.01)

 Offering price per share    $       0.20  $      0.20  $      0.20  $     0.20

Net tangible book value per
    share after offering     $       0.04  $      0.03  $      0.02  $     0.00

Dilution to purchasers of
    shares sold by ActiVein  $       0.16  $      0.17  $      0.18  $     0.20

Gain to present shareholders
    of ActiVein              $       0.05  $      0.04  $      0.03  $     0.01

Shares to be sold by selling
    shareholders (1)              275,000      275,000      275,000     275,000

 Equity ownership of
    purchasers of shares
    in this offering                   28%          23%          17%         10%

 Equity ownership of
    ActiVein's existing
    shareholders after offering        72%          77%          83%         90%


  (1)Three of these shareholders are officers of ActiVein. The fourth shareholder is controlled by a former director of ActiVein.

     The following tables illustrates per share dilution and the comparative stock ownership of ActiVein's stockholders as compared to the investors in this offering, depending upon the number of shares sold in this offering and assuming all Series A preferred shares referred to in Note A below are converted, the warrant referred to in Note B below is exercised, and the Series A preferred shares issuable upon the exercise of the warrant are converted into shares of ActiVein's common stock.

 Shares outstanding as of
    November 30, 2010          13,908,257   13,908,257   13,908,257  13,908,257

 Shares to be sold by Activein
    in this offering            5,000,000    3,750,000    2,500,000   1,250,000

 Offering proceeds            $ 1,000,000  $   750,000  $   500,000 $   250,000

 Offering expenses            $    40,000  $    40,000  $    40,000 $    40,000

 Shares issuable upon
    conversion of Series A
    preferred shares and
    exercise of warrant         4,199,703    4,199,703    4,199,703   4,199,703

 Share to be outstanding
    after offering             23,107,960   21,857,960   20,607,960  19,357,960

Negative net tangible book
   value per share as of
   November 30, 2010          $     (0.01) $     (0.01) $     (0.01)$     (0.01)

 Offering price per share     $      0.20  $      0.20  $      0.20 $      0.20

Net tangible book value per
    share after offering      $      0.03  $      0.02  $      0.01 $      0.00

Dilution to purchasers of
    shares sold by ActiVein   $      0.17  $      0.18  $      0.19 $      0.20

Gain to present shareholders
    of ActiVein               $      0.04  $      0.03  $      0.02 $      0.01

 Shares to be sold by
    selling shareholders (1)      275,000      275,000      275,000     275,000

 Equity ownership of
    purchasers of shares
    in this offering                   41%          38%          34%         30%

 Equity ownership of
    ActiVein's existing
    shareholders after offering        59%          62%          66%         70%

(1) Three of these shareholders are officers of ActiVein. The fourth shareholder is controlled by a former director of ActiVein.

     Investors which purchase shares from any selling shareholder at a price of $0.20 per share will suffer the same dilution as investors which purchase shares from ActiVein. After ActiVein's offering terminates, the dilution which may be suffered by any investor which purchases shares from any selling shareholder at a price other that $0.20 per share will depend upon the price paid for the shares.


     See the section of the prospectus captioned "Management - Transactions with Related Parties and Recent Sales of Unregistered Securities" for information concerning the amount paid by the present shareholders of ActiVein for their shares of ActiVein's common stock:

Others Shares Which May Be Issued

     The number of ActiVein's outstanding shares excludes the following:

                                                         Number         Note
                                                         of Shares   Reference
                                                         ---------   ---------
       Shares issuable upon conversion of Series A
        Preferred shares                                 3,770,935        A

       Shares issuable upon exercise of warrant
        allowing for
        the purchase of additional Series A preferred
        shares                                             428,768        B

A. In connection with the acquisition of ActiVein Ltd., 3,770,935 Series A Preferred shares were issued to Xenia Venture Capital Ltd. in exchange for the preferred shares held by Xenia in ActiVein Ltd. Each Series A preferred share is convertible, at the option of the holder, into one share of ActiVein's common stock.

B. In exchange for a warrant to purchase additional preferred shares of ActiVein Ltd., a warrant to purchase 428,768 Series A shares of ActiVein was issued to Xenia Venture Capital. The warrant entitles Xenia Venture Capital to purchase 428,768 shares of ActiVein's Series A preferred stock for $0.0001 per share. Each Series A Preferred share is convertible, at the option of the holder, into one share of ActiVein's common stock.

                                 USE OF PROCEEDS

     The following table shows the intended use of the proceeds of this offering, depending upon the number of shares sold:

                                           Gross Offering Proceeds
                                 -----------------------------------------------
                                 $250,000    $500,000   $750,000   $1,000,000
                                 --------    --------   --------   ----------


Research and development          160,000     340,000    530,000      645,000
Investor Relations                                                    125,000
General and administrative
 expenses, other than officers'
 salaries                          25,000      60,000     90,000      100,000
Officers' salaries                 25,000      60,000     90,000       90,000
Offering expenses                  40,000      40,000     40,000       40,000


     See the "Business" section of this prospectus for a description of ActiVein's plan of operation.

     ActiVein's research and development expenditures may increase or decrease depending on the results of its preclinical studies and clinical trials.

     If less than $250,000 is raised in this offering the offering proceeds will
be  used  primarily  for  pre-clinical   trial  preparation  and  final  product
improvements.

     The projected expenditures shown above are only estimates or approximations and do not represent a firm commitment by ActiVein.

     To the extent that the proposed expenditures are insufficient for the purposes indicated, supplemental amounts required may be drawn from other categories of estimated expenditures, if available. Conversely, any amounts not expended as proposed will be used for general working capital.

     There is no commitment by any person to purchase any of the shares of common stock which ActiVein is offering and there can be no assurance that any shares will be sold.

     Even if all shares ActiVein is offering are sold, Activein will need additional capital to bring its catheter to market and to fund its general and administrative expenses. In addition, ActiVein's future operations will be dependent upon its ability to obtain additional capital until, if ever, it can become profitable. As of the date of this prospectus ActiVein did not have any commitments from any person to provide it with any additional capital and there can be no assurance that additional funds may be obtained in the future.


                       MARKET FOR ACTIVEIN'S COMMON STOCK.

     ActiVein's common stock is not quoted on any exchange and there is no public trading market for ActiVein's common stock.


     As of December 31, 2010, ActiVein had 13,908,257 outstanding shares of common stock and 64 shareholders. See "Dilution and Comparative Share Data" for information concerning shares that maybe issued as the result of the conversion of preferred shares or the exercise of warrants.


     All of the outstanding shares of ActiVein are restricted securities and may be sold in accordance with Rule 144 of the Securities and Exchange Commission beginning 90 days after the date of this prospectus.

     Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors. ActiVein's Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend. No dividends have ever been declared and it is not anticipated that dividends will ever be paid.

     ActiVein's Articles of Incorporation authorize its Board of Directors to issue up to 10,000,000 shares of preferred stock. The provisions in the Articles of Incorporation relating to the preferred stock allow ActiVein's directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of ActiVein's common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by ActiVein's management.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              AND PLAN OF OPERATION

     The following discussion of financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements, which are included elsewhere in this prospectus.

     ActiVein was incorporated in Delaware in January 2007. Between January 2007 and March 2009 ActiVein did not conduct any business.

     In November 2007 ActiVein sold 2,858,067 shares of its common stock at a price of $0.15 per share to a group of private investors.

     In March 2009 ActiVein acquired ActiVein Ltd., an Israeli corporation, for 4,800,190 shares of its common stock, 3,770,935 shares of its Series A Preferred stock, and a warrant which allows the holder to purchase an additional 428,768 Series A preferred shares.

     Although from a legal standpoint, ActiVein acquired ActiVein, Ltd., for financial reporting purposes the acquisition of ActiVein, Ltd. constituted a recapitalization and the acquisition was accounted for similar to a reverse merger, with the result that ActiVein Ltd. was deemed to have acquired ActiVein. As a result, the financial statements for the periods prior to March 2009 reflect only the historical operations of ActiVein, Ltd. The financial statements after March 2009, following the acquisition of ActiVein, Ltd., reflect the operations of both ActiVein and ActiVein, Ltd.

     Unless otherwise indicated, all references to ActiVein's business and operations include the business and operations of ActiVein Ltd.

     ActiVein is developing a novel intravenous catheter which will reduce the number of times a hospital patient is stuck with a needle to withdraw blood samples. ActiVein's dual-action catheter is designed to replace the conventional peripheral IV Catheter by enabling both fluid infusion and blood withdrawal using a single vein over an entire hospitalization period.

Results of Operations

     Material changes to items in ActiVein's Statement of Operations for the year ended February 28, 2010, as compared to the same period in the prior year, are discussed below.\

                            Increase (I) or
    Item                      Decrease (D)    Reason
    ----                    ---------------   ------
    Research and Development     D            Lack of funds

    General and Administrative   I            Increased efforts to raise capital
        Expenses

    Government Grant             I            One-time research grant from
                                              Israeli government

     Material changes to items in ActiVein's Statement of Operations for the three months ended November 30, 2010, as compared to the same period in the prior year, are discussed below.

                            Increase (I) or
    Item                      Decrease (D)    Reason
    ----                    ---------------   ------
    General and Administrative
        Expenses                 D            Overall reduction in expenses to
                                              conserve cash

    Research and Development     I            Shortage of cash during the
                                              comparable period in 2009 forced a
                                              curtailment in research and
                                              development during 2009.

     Material changes to items in ActiVein's Statement of Operations for the nine months ended November 30, 2010, as compared to the same period in the prior year, are discussed below.

                            Increase (I) or
    Item                      Decrease (D)    Reason
    ----                    ---------------   ------

    General and Administrative
        Expenses                 D            Overall reduction in expenses to
                                              conserve cash

    Research and Development     D            Lack of funding


      As of March 15, 2011, ActiVein had not commenced sales and had not generated any revenue.

  The significant components of General and Administrative Expenses and Research and Development Expenses for the periods disclosed above are shown below:

                                                             Three
                                  Year ended              Months ended          Nine Months ended
  General and                    February 28,            November 30,            November 30,
  Administrative               ------------------      -------------------      ------------------
    Expenses                    2010        2009         2010        2009        2010          2009
 ----------------               ----        ----         ----        ----        ----          ----

Salary Adi-Plaschkes           $24,962    $27,058      $ 2,638      $3,990      $ 5,701       $24,671

Accounting and Auditing         70,176      2,405       15,946       7,305       11,450        42,459

Consulting Fees -
   S. Kales/B. Dor              82,800     18,754           --      24,000        6,500         64,00


Research and Development

Salaries                       115,221    142,591       32,041      22,189       96,698       112,302
Materials                       31,507     43,662        7,004       3,201       17,361        28,803



Liquidity and Capital Resources

     ActiVein's material sources and (uses) of cash during the period from its inception (November 2005) through November 30, 2010 were:

      Cash used by operating activities                   $(954,255)
      Purchase of equipment                                  (9,971)
      Sale of common stock                                  446,850
      Sale of preferred stock                               503,031
      Change in foreign currency exchange rates              29,513


     ActiVein anticipates that its capital requirements for the twelve months following the -receiving of the funds will be approximately $1,700,000. See "Business - Plan of Operation" for more information concerning ActiVein's anticipated capital requirements. ActiVein will need approximately $200,000 during the twelve months following the date of this prospectus to fund its general and administrative expenses. Absent this funding ActiVein may need to cease operations.

     In March of 2010 ActiVein thought that, with sufficient funding, by March 2011 its clinical trials would be complete, approvals would have been obtained from the FDA and foreign regulatory agencies, and ActiVein would have started commercial sales of its catheter. Due to lack of funding, ActiVein was not able to accomplish these objectives. As explained in the "Business" section of this prospectus, and contingent upon the receipt of sufficient capital, ActiVein plans on beginning its preclinical trials in June 2011.


     Other than the matters discussed in the "Risk Factors" section of this prospectus, ActiVein does not know of any trends, events or uncertainties that have had or are reasonably expected to have a material impact on ActiVein's operations.


     ActiVein's future plans will be dependent upon the amount of capital ActiVein is able to raise. ActiVein may attempt to raise additional capital through the private sale of its equity securities or borrowings from third party lenders. Although, ActiVein does not have any commitments or arrangements from any person to provide ActiVein with any additional capital, ActiVein has been successful in raising capital in the past and believes that it will be able to raise the capital it will require to continue in business.


                                    BUSINESS

     ActiVein is developing a dual-action peripheral intravenous, or "IV", catheter that enables both fluid infusion and blood withdrawal from the same vein.

     IV therapy is the mainstay of modern medicine since certain treatments require medications or fluids to be given through a vein. To administer these treatments, a small plastic tube called an IV catheter is inserted into a vein. In the United States more than 25 million patients per year require IV catheters, and more than 330 million IV catheters are sold.

     Furthermore, patients that require IV therapy usually require blood sampling for laboratory analysis. As a result, blood samples are obtained by venipuncture - the medical term for sticking a needle in a vein.

     For most patients, venipuncture is a painful and traumatic experience. For healthcare workers it is a difficult and time consuming task. Veins are often difficult to locate and each venipuncture requires between 2 and 5 minutes.

     Venipuncture is also hazardous, as it places workers at risk for accidental needlestick injury. Approximately six billion needles are used in the U.S. healthcare industry each year and, as a result, health care workers suffer an estimated 800,000 needlestick injuries annually.

     Each year 1,000 U.S. healthcare workers contract serious, potentially life-threatening, infections from accidental needlestick injuries. The blood-borne diseases that may be transmitted from an accidental needlestick include HIV/AIDS, hepatitis B virus, hepatitis C virus, and other diseases. It is estimated that the testing and treatment of needlestick injuries costs the U.S. healthcare system between $750 million and $1 billion per year.

     In response to accidental needlestick injuries, national safety regulations have enhanced the demand for increased safety for the design and manufacture of medical products. The U.S. Needlestick Safety and Prevention Act became effective in 2001 and requires healthcare employers to review new safety-enhanced products and mandates their use.

     ActiVein's catheters, referred to as ActIV and ActIV Jr. (a smaller catheter), improve patient comfort, healthcare efficiency and healthcare safety by eliminating the need for venipunctures after IV catheter insertion.

     ActiVein's scientists believe that there are two phenomena that prevent blood withdrawal from a conventional IV catheter:

       o Mechnical: Blood withdrawal creates a vacuum, which causes the vein to collapse at the IV catheter's tube entrance. The collapsed vein prevents blood flow and inhibits an IV catheter's ability to withdraw blood.

       o Biological: The catheter is a foreign body in the vein. The body reacts to the foreign body by covering the end of the IV catheter tube with fibrin sheets. The fibrin sheets obstruct the catheter opening and prevent the catheter's ability to withdraw blood.

     The ActIV overcomes both the mechanical and biological phenomena that prevent blood withdrawal from an IV catheter.

     The ActIV has an inflating balloon at the distal tip of the catheter. The distal balloon has a dual function, it holds the vein open, which prevents the vein from collapsing, and it breaks the fibrin sheets to allow a patent opening for blood flow.

     With ActIV, healthcare workers can withdraw blood from the catheter - without using additional needles.

     ActiVein's dual function IV catheter can potentially reduce the number of venipunctures per hospitalization period to one.


     ActiVein has developed a model that replicates the human peripheral venous system in terms of vessel thickness, diameter, internal valves and pressure. The fluid in this model mimics human blood in terms of viscosity. ActiVein's catheter has been tested in the model to analyze vessel penetration, catheter strength and the capability of the catheter to deliver and draw fluids. The tests have shown that ActiVein's catheter can provide its intended dual functionality of fluid or medication delivery as well as blood withdrawal.

     ActiVein has conducted animal tests in sheep in order to validate the functionality of its catheter in a live model. Preliminary results indicate that ActiVein's catheter can provide the same dual functions of fluid/medication delivery and blood withdrawal. Further tests are planned in animals to validate the ease of insertion and long term safety of ActiVein's catheter.


      ActiVein believes its products can be produced at a cost-competitive price. ActiVein plans to conduct a longer pre-clinical test (up to 3 days) with its final prototype during the pre-clinical stage. As of the date of this prospectus, ActiVein had not determined whether it will manufacture its products itself or outsource production. It is not anticipated that obtaining the raw materials required to manufacture ActiVein's catheters will pose a problem since the metals and plastics that ActiVein will require are regularly used to manufacture a variety of products around the world.

Competition

     The traditional peripheral IV catheter segment is approaching saturation and most regions have a high concentration of IV manufacturers.

      Becton Dickinson is the market leader with a 22% share of total revenues, and is closely followed by B Braun with an 18% market share. B Braun is the leader in Europe and has a high stake in the Asian region. Teleflex (Arrow International) and CR Bard follow with 13% and 11% market shares respectively.

     Local and smaller companies generate approximately 36% of total sales. Some of these companies lead in their respective regions but have relatively small shares in the global market (e.g. U.K.-based Smiths Medical, Fresenius, Baxter Healthcare, Cardinal Health, and Terumo).


     Numerous companies sell safety needles and syringes, as well as catheter devices, with features that prevent inadvertent needle injuries. However
ActiVein is not aware of any competing product which permits both fluid/medication delivery and blood withdrawal. ActiVein believes its ActIV will be superior to present day catheters and safety needles and syringes since the ActIV eliminates the need for venipunctures after IV catheter insertion thereby improving patient comfort, healthcare, efficiency and healthcare safety.


     ActiVein plans to market its ActIV catheter at a price comparable to existing catheters (i.e. $1.3 per device).

Government Regulation


     Drugs, pharmaceutical products, medical devices and other related products are regulated in the United States under the Federal Food, Drug and Cosmetic Act, the Public Health Service Act, and the laws of certain states. The FDA exercises significant regulatory control over the clinical investigation, manufacture and marketing of pharmaceutical, biological products and medical devices. If ActiVein does not comply with applicable regulatory requirements, it may be subject to injunction and fines, or be forced to remove its catheter from the market.

     Prior to the time a medical device can be marketed in the United States, approval of the FDA must normally be obtained.

     The process regulatory approval process may require substantial resources and considerable time. Approval of medical devices by regulatory authorities of most foreign countries must also be obtained prior to marketing in those countries. The approval process varies from country to country and the time period required in each foreign country to obtain approval may be longer or shorter than that required for regulatory approval in the United States. Approvals from foreign countries may not be accepted by the FDA and product licensure in a foreign country does not mean that a product will be licensed by the FDA or any other government entity for manufacturing and/or marketing.

     Medical device regulation in the U.S. is based on classification of the device into three classes, I, II, or III. Class III medical devices are regulated much like drugs, whereas Class I and II devices have less stringent data requirements than drugs and do not require clinical trials for FDA clearance. Products submitted to the FDA for clearance as medical devices can refer to the safety and effectiveness of medical devices which perform similar functions to products which the FDA has already cleared. As long as a medical device submitted to the FDA has the same clinical use as a medical device previously cleared by the FDA, such medical device will normally receive FDA clearance upon a showing that the device is substantially equivalent to the other approved medical devices.

     Prior to the time a medical device can be marketed in Europe, the device must be granted a CE Marking that is achieved by obtaining approval of the device from various European regulatory agencies.

     Medical device regulation in Europe is based on a classification of the device into four classes, I, IIa, IIb, and III. Class IIb and III devices usually require clinical studies to prove the device's safety and efficacy. Class IIa devices may require clinical studies if the device is inserted into the body for a certain period of time. Medical devices in Europe cannot be compared to one another for the purpose of obtaining CE marking thus the process is more stringent than in the U.S.

     If ActiVein decides to conduct sales in Israel, its products and manufacturing processes are subject to regulation under the Israeli Ministry of Health (the "MOH") and the Israeli Standards Institute (the "ISI"). The MOH commonly clears medical devices for sale in Israel if the FDA and ISI clear the device for production and sales.


     Based upon ActiVein's review of the FDA's prior classifications of single function catheters, ActiVein believes that its catheter will be classified as a Class II medical device in the U.S. and will not require clinical studies for approval. In Europe, ActiVein expects that its ActIV will be classified as a Class IIb medical device and will require clinical studies for approval.

     Manufacturers of medical devices in the U.S. are required to develop a process for manufacturing the product in accordance with current good manufacturing practice requirements (cGMPs). The manufacturing process must be capable of consistently producing quality batches of the product and the manufacturer must develop methods for testing the quality of the product. Additionally, appropriate packaging must be selected. Regulations pertaining to the manufacturer of medical devices in Israel are similar to those in the U.S. Manufacturing establishments are subject to periodic inspections by the FDA and by comparable foreign agencies.

     However, if the FDA classifies ActiVein's catheter as a Class III medical device, then a pre market approval, or PMA would be required which typically requires more extensive clinical data and a longer regulatory process (approximately one year or longer if additional data and review are required).

     Class III devices are those for which insufficient information exists to assure safety and effectiveness solely through general or special controls, and include life-sustaining, life-supporting, or implantable devices, and devices not "substantially equivalent" to a device that is already legally marked.

     PMA is the FDA process of scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices. Due to the level of risk associated with Class III devices, the FDA has determined that general and special controls alone are insufficient to assure the safety and effectiveness of Class III devices. Therefore, these devices require a PMA application in order to obtain marketing clearance.

     PMA is the most stringent type of device marketing application required by FDA. The applicant must receive FDA approval of its PMA application prior to marketing the device. PMA approval is based on an in-depth review of scientific and clinical data and a determination by FDA that the PMA contains sufficient valid scientific evidence to assure that the device is safe and effective for its intended use.

     An investigational device exemption (IDE) allows the investigational device to be used in a clinical study in order to collect safety and effectiveness data required to support a PMA application. Clinical studies with devices of significant risk must be approved by the FDA and by an Institutional Review Board before the study can begin. In addition, and before approving or denying a PMA, the appropriate FDA advisory committee may review the PMA at a public meeting and provide the FDA with the committee's recommendation on whether the FDA should approve the submission.

     The FDA's quality system regulations include requirements related to the methods used in and the facilities and controls used for designing, purchasing, manufacturing, packaging, labeling, storing, installing and servicing of medical devices. Labeling includes labels on the device as well as descriptive informational literature that accompanies the device. Manufacturing facilities undergo FDA inspections to assure compliance with the quality system requirements.

     Any   modification   that   could   significantly   affect  its  safety  or
effectiveness, such as a significant change in the design, materials, method of manufacture, intended use, or labeling requires new PMA approval.

     Incidents in which a device may have caused or contributed to a death or serious injury must to be reported to the FDA under the Medical Device Reporting Program. In addition, certain malfunctions must also be reported.

Patents


     ActiVein's catheter has received patent approval from the European patent office (No. EP 1,490,137) and, as a result, this patent is registered in a majority of countries in Europe. This patent expires on March 25, 2023.

     ActiVein has also received a U.S. patent (No. 7,749,193) for its catheter. This patent expires on March 25, 2023.


Plan of Operation

     ActiVein's plan of operation follows:

                                                         Projected     Estimated
                                                      Completion Date     Cost
                                                      ---------------  ---------
 Preclinical Trials                                     June 30, 2011   $270,000
  Laboratory and animal studies will be conducted to determine the safety and efficacy of the ActIV.
  Preclinical tests must be conducted in compliance with good laboratory practice regulations.

 Initial Human Trials                                 August 31, 2011    220,000
  The ActIV will be tested for three days in two patients at a hospital in Israel. This first clinical study will assess the ability of the ActIV to both infuse fluids and withdraw blood from a patient.

 Phase I Clinical Trials                             October 31, 2011    130,000
  An eleven patient study will be conducted at a medical center in Israel. This trial will be designed according to FDA and CE regulations.
  The goal of the trial will be to prove the safety and efficacy of the ActIV.

 Regulatory Approval                                 January 31, 2012    130,000
  Apply for FDA and CE approval.

 Production and Product Launch                         March 31, 2012    250,000
  Complete patent applications.  File new patent
  Applications as necessary.  Manufacture
  ActIVcatheters and begin sales to medical providers.

 Post Marketing Trials                                   May 31, 2012    500,000
  Conduct post marketing trials in two or three
  medical centers in the U.S. and Europe.  The
  purpose of the post-marketing trials will be to
  test the ActIV in a larger market.
                                                                      ----------
                                                                      $1,500,000
                                                                      ==========

     The requirements governing the conduct of clinical trials and manufacturing of ActiVein's catheter outside the United States can vary from country to country. Foreign approvals may take longer to obtain than FDA approvals and can require, among other things, additional testing and different trial designs. Foreign regulatory approval processes include all of the risks associated with the FDA approval processes. Some of those agencies also must approve prices for products approved for marketing. Approval of a product by the FDA does not ensure approval of the same product by the health authorities of other countries. In addition, changes in regulatory policy in the U.S. or in foreign countries for product approval during the period of product development and regulatory review may cause delays or rejections.

     Any failure to obtain, or any delay in obtaining, required regulatory approvals will adversely affect the ability of ActiVein to market its catheter. Delays will also be encountered if the FDA classifies ActiVein's catheter as a Class III medical device as opposed to a Class I medical device.


     ActiVein anticipates that its capital requirements for the twelve-month period ending after the date of this prospectus will be:


             Research and development/patent filings          $1,500,000

             General and administrative expenses                 200,000
                                                            ------------
             Total                                            $1,700,000
                                                              ==========

General

     ActiVein's offices are located at 1 Leshem Street, Kiryat Gat, 82000, Israel. The 500 square feet of office space is occupied under a lease requiring rental payments of $550 per month until December 2011.

     As of December 31, 2010 ActiVein did not have any full time employees. ActiVein anticipates that it will need to hire six employees once it begins preclinical trials.

                                   MANAGEMENT

     ActiVein's officers and directors are listed below. ActiVein's directors will generally be elected at the annual shareholders' meeting and hold office until the next annual shareholders' meeting or until their successors are elected and qualified. ActiVein's executive officers are elected by its board of directors and serve at its discretion.

       Name              Age    Position
       ----              ---    --------

       Adi Plaschkes      54    Chief Executive,Financial and Accounting Officer
       Dr. Yoav Paz       53    Chief Medical Officer
       Ilan Shalev (1)    60    Chief Technical Officer and a Director
       Anat Segal (2)     45    Director
       Ronen Finegold (1) 41    Director
       Boaz Dor (3)       57    Director


(1) Until ActiVein's common stock is quoted on the OTC Bulletin Board, Adi Plaschkes, Ilan Shalev and Yoav Paz have the right to remove this director and to designate his replacement.

(2) Until ActiVein's common stock is quoted on the OTC Bulletin Board, Xenia Venture Capital has the right to remove this director and to designate her replacement.

(3) Until ActiVein's common stock is quoted on the OTC Bulletin Board, Mr. Dor can designate his replacement on the Board of Directors in the event of his resignation.

     Following is a brief description of the business backgrounds of ActiVein's executive officers and directors.

     Adi Plaschkes has been the Chief Executive, Financial and Accounting Officer of ActiVein since March 2009. Since Nov 2006 Mr. Plaschkes has been the Chief Executive and Financial Officer of ActiVein Ltd. Mr. Plaschkes founded ActiVein Ltd. in 2006 and since that time has been ActiVein Ltd.'s Chief Executive Officer. In 2002 Mr. Plaschkes founded, and until 2006 was the technical manager for Life Support Ltd., a company involved with the design and management of projects involving medical products and chemical and biological warfare protection equipment. Between 1996 and 2002 Mr. Plaschkes was the technical manager of Elad Engineering Ltd., an Israeli company involved with a variety of research and development projects.

     Dr. Yoav Paz has been the Chief Medical Officer of ActiVein since March 2009. Since Nov. 2006 Dr. Paz has been the Chief Medical Officer of ActiVein Ltd. Since 2008 Dr. Paz has also been cardio thoracic surgeon in the Department of Cardiac Surgery at Sheba Medical Center, Ramat Gan, Israel. Between 2006 and 2008 Dr. Paz was a cardio thoracic surgeon in the Department of Cardiac Surgery at Hadassah-Hebrew University Medical Center Hadassah, Jerusalem, Israel. Between 1996 and 2005 Dr. Paz was a cardio thoracic surgeon in the Department of Cardiac Surgery at Sheba Medical Center, Ramat Gan, Israel. Between 1996 and 2005, and since 2008, Dr. Paz has also been a member of the Sackler Faculty of Medicine, Tel-Aviv University, Israel.

     Anat Segal has been a director of ActiVein since March 2009. Ms. Segal is the Chief Executive Officer and one of the founding partners of Xenia Venture Capital, an investment firm operating a technological incubator which invests in companies developing information/ communication/internet technologies and medical devices. Since 2000 Ms. Segal has managed her independent advisory practice providing strategic counseling and investment banking services to high-tech companies. From 1998 to early 2000, she served as the Managing

Director and Head of Corporate Finance of Tamir Fishman & Co., the then Israeli affiliate of Hambrecht and Quist. From 1996 to 1998, she served as a Vice President of Investment Banking, Robertson Stephens & Co/Evergreen. From 1990 to 1996, Ms. Segal held senior positions with Bank Hapoalim Group and Poalim Capital Markets.

     Ilan Shalev has been the Chief Technical Officer and a director of ActiVein since March 2009. Mr. Shalev has more than 20 years of experience in the development, production and management of multi-disciplinary systems. Currently head of development of Elad Engineering Ltd., the company responsible for the development of the Lektrox family of non-lethal electric ammunition. Mr. Shalev was formerly General Manager and Head of Small Arms Development for Israel Military Industries. Among his many achievements, Mr. Shalev is credited for his work on the Negev machine gun in use by Israel Defence Forces as a service machinegun, the Desert Eagle pistol for police and civilian markets, the Crossfire and Timber Wolf rifles, and weapons stations for various calibre machine guns.


     Ronen Finegold has been a director of ActiVein since March, 2011. Since 2000 Mr. Finegold has been the managing member of Katzav Finegold & Co., a public accounting firm based in Tel Aviv, Israel.


     Boaz Dor has been a director of ActiVein since March 2009 After serving in the Israeli Defence Force, Mr. Dor joined the Israeli Security Services (Shabak) as an intelligence officer. Working world wide in the International Aviation Security Division, Mr. Dor served as Head of Security for the Israel Embassy and El Al Israel Airlines in Cairo, Egypt, and later as Vice-Counsel and Head of Security for the Israeli Consulate and El Al Israel Airlines in Toronto and Western Canada. In 1989, Mr. Dor resigned from the public sector and opened a security consulting firm. In 1991 he was appointed Executive Director Security for the Seabeco Group of Companies where he oversaw international operations in Switzerland, Belgium, Russia, New York and Toronto. Mr. Dor has been a director of Security Devices International Inc., a company traded on the OTC Bulletin Board, since April 2005. Since 2000 Mr. Dor has owned and operated Ozone Water Systems Inc., a water purification company.


     ActiVein believes that Ms. Segal is qualified to be a director because of her professional experience in capital markets and investments.

     ActiVein believes that Mr. Shalev is qualified to be a director because of his professional experience with technology companies.

     ActiVein believes that Mr. Finegold is qualified to be a director because of his accounting experience.

     ActiVein believes that Mr. Dor is qualified to be a director because of his experience with the Israeli government and other small international public companies.

     ActiVein does not have a compensation committee. ActiVein's Directors serve as its Audit Committee. Mr. Finegold serves as ActiVein's financial expert. Mr. Finegold is independent as that term is defined Section 803 of the listing standards of the NYSE AMEX.

Executive Compensation.

     The following table shows the compensation paid or accrued to ActiVein's officers during the two year period ended February 28, 2010.

                                                               All Other
                                                                 Annual
                                            Stock      Option    Compen-
Name and           Fiscal   Salary  Bonus   Awards     Awards    sation
Principal Position  Year      (1)    (2)      (3)        (4)       (5)    Total
------------------ -----   -------  -----   -------    ------  ---------  -----

Adi Plaschkes        2010   $49,345   --        --       --       --     $49,345
Chief Executive      2009   $54,116   --        --       --       --     $54,116
Officer

Dr. Yoav Paz, Chief  2010     --      --        --       --       --          --
Medical Officer      2009     --      --        --       --       --          --


(1)  The dollar value of base salary (cash and non-cash) earned.

(2)  The dollar value of bonus (cash and non-cash) earned.

(3) During the periods covered by the table, the value of shares issued as compensation for services to the persons listed in the table.

(4) The value of all stock options granted during the periods covered by the table.

(5) All other compensation received that could not properly report in any other column of the table.

Stock Option Plan

     ActiVein has a Non-Qualified Stock Option Plan which authorizes the issuance of 2,000,000 shares of ActiVein's common stock to persons that exercise options granted pursuant to the Plan. ActiVein's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by any consultants or advisors and the services must not be in connection with a capital-raising transaction.

     The Plan is administered by ActiVein's Board of Directors. The Board of Directors is vested with the authority to establish the exercise price of any option, interpret the provisions of the Plan and supervise the Plan's administration. In addition, the Board of Directors is empowered to select those persons to whom options are to be granted, to determine the number of shares subject to each grant of an option and to determine when, and upon what conditions, options granted under the Plan will vest or otherwise be subject to forfeiture and cancellation.

     In the discretion of the Board of Directors, any option granted pursuant to the Plan may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any options granted pursuant to the Plan will be forfeited if any "vesting" schedule established by the Board of Directors at the time of the grant is not met. For purposes of the Plan, vesting means the period during which the employee must remain an employee of ActiVein or the period of time a non-employee must provide services to ActiVein. At the time an employee ceases working for ActiVein (or at the time a non-employee ceases to perform services for ActiVein), any options not fully vested will be forfeited and cancelled. At the discretion of the Board of Directors the exercise price of an option may be paid through the delivery of shares of ActiVein's common stock having an aggregate fair market value equal to the exercise price, provided such shares have been owned by the option holder for at least one year prior to exercise. A combination of cash and shares of common stock may also be permitted at the discretion of the Board of Directors.

     Options are generally non-transferable except upon death of the option holder.

     ActiVein's Board of Directors may at any time, and from time to time, amend, terminate, or suspend the Plan in any manner it deems appropriate, provided that any amendment, termination or suspension will not adversely affect rights or obligations with respect to options previously granted. The Plan has not been approved by ActiVein shareholders.

     Long-Term Incentive Plans. ActiVein does not provide its officers or employees with pension, stock appreciation rights, long-term incentive or other plans, although ActiVein may adopt one or more of these plans in the future.

     Employee Pension, Profit Sharing or other Retirement Plans. ActiVein does not have a defined benefit, pension plan, profit sharing or other retirement plan, although it may adopt one or more of such plans in the future.


     Compensation  of  Directors.   ActiVein's   directors  did  notreceive  any
compensation for their services as directors during the fiscal year ended February 28, 2010.


     Consulting Fees. During the twelve months ended March 24, 2010, ActiVein paid Sheldon Kales and Boaz Dor $6,500 and $1,500 per month, respectively, for investor relations and investment banking services.


     Proposed Compensation. The following table shows the time ActiVein's officers plan to devote to the business of ActiVein during the twelve month period ending February 28, 2011 and the amount ActiVein expects to pay to these officers during this period. Any compensation which may be paid to ActiVein's officers is dependant upon the amount of capital available to ActiVein.


                                  Time to
                                 be devoted               Proposed
          Name                   to ActiVein           Compensation
          ----                   -----------           ------------

          Adi Plaschkes              100%               $98,400
          Dr. Yoav Paz                20%               $24,000
          Ilan Shalev                100%               $60,000

     ActiVein has an employment agreement with Adi Plaschkes. Pursuant to the agreement, Mr. Plaschkes is entitled to receive monthly compensation of approximately $8,200, which amount will include approximately $1,500 to be paid by ActiVein for severance pay,life and disability insurance for Mr. Plaschkes, contributions for educational purposes and other employee benefits. The employment agreement also provides that Mr. Plaschkes will be entitled to 15 paid vacation days for each twelve months of consecutive employment. The employment agreement can be terminated by either ActiVein or Mr. Plaschkes upon 30 days notice. Upon termination of Mr. Plaschkes' employment, all rights accrued under the life and disability insurance policy will be released to him and Mr. Plaschkes will be paid for any unused vacation days, up to a maximum of 30 days.


Transactions with Related Parties and Recent Sales of Unregistered Securities

     The following lists all shares of ActiVein's common stock issued since its incorporation:

                                     Date     Shares       Consideration
Shareholder                        of Sale    Issued       Paid for Shares
-----------                        -------  ---------    ------------------
Former Officers and Directors (1)    2007   5,500,000    $0.0001 per share
Private Investors                    2007   2,858,067    $0.15 per share
Boaz Dor (2)                         3/09     750,000    Services rendered
Shareholders of ActiVein Ltd. (3)    3/09   4,800,190    Shares of ActiVein Ltd.


(1) ActiVein's former officers and directors, all of whom resigned following the acquisition of ActiVein Ltd., were Sheldon Kales, who was issued 2.5 million shares on February 8, 2007, Dr. Tally Bodenstein, who was issued
     2.5 million shares on February 8, 2007, and Rakesh Malhotra, who was issued 500,000 shares on May 10, 2007. The shares were sold to these persons at a minimal price to compensate those persons for organizing ActiVein.

(2) Mr. Dor introduced ActiVein to ActiVein, Ltd. and assisted in negotiating the terms of the acquisition of ActiVein, Ltd.. His services were valued at $10,000.

(3) Adi Plaschkes received 445,193 of these shares, Yoav Paz received 944,985 of these shares, and Eftan Investment Consulting Ltd. received 377,888 of these shares.

                             PRINCIPAL SHAREHOLDERS

     The following table shows the ownership of ActiVein's common stock as of the date of this prospectus by each shareholder known by ActiVein to be the beneficial owner of more than 5% of ActiVein's outstanding shares, each director and executive officer of ActiVein, and all directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares they beneficially own.

Name and Address                   Number of Shares        Percent of Class
----------------                   ----------------        ----------------
Adi Plaschkes                           445,198                  3.2%
36 Ben Gurion St.
Ramat-Hashron
47321, Israel

Name and Address                   Number of Shares        Percent of Class
----------------                   ----------------        ----------------

Dr. Yoav Paz                            944,986                  6.8%
51 Borhov St.
Givataim
53222, Israel

Anat Segal                                   --                    --
9 Moshe Kol
Tel Aviv
69626, Israel


Ronen Finegold                          521,512                  3.7%
7 Khilat Saloniki
Tel Aviv
69513, Israel



Illan Shalev                            944,986                  6.8%
3 Taiber St.
Givataim
53415, Israel

Boaz Dor                                750,000                  5.4%
2 Palmerston Drive
Thornhill, Ontario
Canada L4J 7V9


Xenia Venture Capital Ltd.            4,199,703 (1)             30.2%
P.O. Box 720
Kiryat Gat Israel, 82000


Sheldon Kales                         2,500,000                   18%
2171 Avenue Rd., Suite 103
Toronto, Ontario
Canada   M5M 4B4

Dr. Tally Bodenstein                  2,500,000                   18%
464 Old Orchard Grove
Toronto, Ontario
Canada M5M 2G4


All officers and directors as         3,606,682                25.7%
    a group (6 persons)

(1) Represents shares issuable upon the conversion of Series A Preferred shares held by Xenia Venture Capital. The share total includes 428,768 shares of common stock which may be acquired upon the exercise of a warrant held by

     Xenia Venture Capital. The warrant entitles Xenia Venture Capital to acquire up to 428,768 shares of ActiVein's Series A preferred stock. Each Series A preferred share is convertible into one share of ActiVein's common stock. Xenia Venture Capital is controlled by Avishi Noam and Chaim Mer.

                              OFFERING BY ACTIVEIN

     By means of this prospectus ActiVein is offering to the public up to 5,000,000 shares of its common stock at a price of $0.20 per share. ActiVein arbitrarily determined the $0.20 offering price and this price does not bear any relationship to ActiVein's assets, book value or any other generally accepted criteria of value for investment.

     ActiVein will offer the shares through its officers and selected sales agents, on a "best efforts" basis. Potential investors will include professional and personal contacts of ActiVein's executive officers, as well as any references from these persons. ActiVein's officers are not registered with the Securities and Exchange Commission as brokers or dealers. ActiVein's officers are not required to be registered as brokers or dealers since neither ActiVein's officers are engaged in the business of buying or selling securities for others. ActiVein's officers will not be relying on the exemption provided by Rule 3a4-1 of the Securities and Exchange Commission with respect to their participation in this offering.

     ActiVein will not compensate any officer for his participation in this offering. There is no firm commitment by any person to purchase or sell any of the shares offered and there is no assurance that any shares offered will be sold. There is no minimum number of shares which are required to be sold in this offering. All proceeds from the sale of shares by ActiVein will be delivered directly to ActiVein and will not be deposited in any escrow account. If all shares are sold, ActiVein will receive gross proceeds of $1,000,000. ActiVein plans to end the offering on June 30, 2011. However, ActiVein may at its discretion end the offering sooner or extend the offering to August 31, 2011. ActiVein will end the offering prior to June 30, 2011 if all of the shares have been sold or it believes that investors will not purchase any more shares. ActiVein will extend the offering if the entire offering has not been sold and it believes that investors will purchase additional shares.

     Subscriptions will be made by delivering a check to ActiVein for the amount of shares to be purchased. Cash will not be accepted as for payment for shares. Subscriptions for the shares offered by this prospectus will not be binding upon Activein until accepted in writing by its President. Returned subscriptions will not include interest. ActiVein has not established any criteria for accepting or rejecting any subscriptions. Subscriptions will be accepted or rejected within ten days after the subscription is received. A subscription will be considered accepted when ActiVein deposits the funds received for the shares subscribed. Any subscription may be withdrawn prior to its acceptance by ActiVein, provided the withdrawal is received by ActiVein prior to the time ActiVein deposits the funds received for the subscription.

                              SELLING SHAREHOLDERS

     The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the "selling shareholders".

     ActiVein will not receive any proceeds from the sale of the shares by the selling shareholders. ActiVein will pay all costs of registering the shares offered by the selling shareholders. These costs, based upon the time related to preparing this section of the prospectus, are estimated to be $2,000. The selling shareholders will pay all sales commissions and other costs of the sale of the shares offered by them.

                                             Shares to    Share
                                              be sold    Ownership
                                   Shares     in this     After      Percentage
Name                               Owned      Offering   Offering     Ownership
----                               -----     ---------   ---------   ----------
Adi Plaschkes                     445,198     45,000     400,198         2.9%
Dr. Yoav Paz                      944,986    100,000     844,986           6%
Ilan Shalev                       944,986    100,000     844,986           6%
Eftan Investment Consulting Ltd.  377,888     30,000     347,888         2.5%

     The controlling persons of the non-individual selling shareholders are:

          Name of Shareholder                 Controlling Person
          -------------------                 ------------------
          Eftan Investment Consulting Ltd.    Eitan Kyiet


     To ActiVein's knowledge, no selling shareholder is affiliated with a broker dealer. Adi Plaschkes, Dr. Yoav Paz and Ilan Shalev are all officers of ActiVein. Eftan Investment Consulting Ltd. is controlled by Eitan Kyiet, a formerdirector of ActiVien.


     Each of the selling shareholders received their shares of ActiVein in March of 2009 in exchange for their shares in ActiVein, Ltd.

Manner of Sale

     The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. If and when ActiVein's common stock becomes quoted on the OTC Bulletin Board and after ActiVein terminates its offering, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

        o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
        o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
        o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
        o face-to-face transactions between sellers and purchasers without a broker/dealer.

     In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither ActiVein nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no NASD member will charge commissions that exceed 8% of the total proceeds from the sale.

     The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of ss.2(11) of the SecuritiesActs of 1933, and any commissions received by them and any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     If any selling shareholder enters into an agreement to sell his or her shares to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, ActiVein will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. ActiVein will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.


     Other than an unwritten agreement that the selling shareholders will not sell their shares until after ActiVen terminates its offering, the selling shareholders do not have any agreement with ActiVein regarding the time when their shares may be sold.


     The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

     ActiVein has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. ActiVein has also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". ActiVein has also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock

     ActiVein is authorized to issue 50,000,000 shares of common stock. As of the date of this prospectus ActiVein had 13,908,257 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of ActiVein's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will ever be paid.

     Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by ActiVein. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered by this prospectus will be, upon issuance, fully paid and non-assessable.

Preferred Stock

     ActiVein is authorized to issue 10,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by ActiVein's Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. ActiVein's directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of ActiVein's common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by ActiVein's management.

     In connection with the acquisition of ActiVein Ltd., 3,770,935 Series A Preferred shares were issued to Xenia Venture Capital Ltd. in exchange for the preferred shares held by Xenia in ActiVein Ltd.

     Each Series A preferred share is:

     o convertible, at the option of the holder, into one share of ActiVein's common stock.

     o entitled to one vote on any matter submitted to ActiVein's shareholders, and

     o entitled an annual dividend of $0.0106 per share, as and when dividends are declared by ActiVein's directors. Dividends which are not declared do not cumulate.

     In the event of ActiVein's liquidation or dissolution, or if ActiVein is involved in a merger or other reorganization which results in ActiVein's shareholders owning less than 50% of ActiVein's outstanding shares following the merger or reorganization, each Series A preferred share is entitled to receive an amount equal to $0.133, plus $0.0106 for each year after November 2007, plus all declared but unpaid dividends.

Warrant to Purchase Series A Preferred Shares

     In exchange for a warrant to purchase additional preferred shares of ActiVein Ltd., a warrant to purchase 428,768 Series A shares of ActiVein was issued to Xenia Venture Capital.

     The warrant entitles Xenia Venture Capital to purchase 428,768 shares of ActiVein's Series A preferred stock for $0.0001 per share. The warrant expires if ActiVein raises at least $15,000,000 in a public offering, is involved in a merger or reorganization, or sells all or substantially all of its assets or common stock to a third party.

     Xenia Venture Capital provided ActiVein, Ltd. with a portion of its initial venture capital. The warrant was a bargained-for component of the securities received by Xenia Venture Capital for providing funding to ActiVein, Ltd.

Transfer Agent

      As of the date of this prospectus ActiVein had not appointed a transfer agent for its common stock.

                                LEGAL PROCEEDINGS

     ActiVein is not involved in any legal proceedings and ActiVein does not know of any legal proceedings which are threatened or contemplated.

                                 INDEMNIFICATION

     The Delaware General Corporation Code authorizes the indemnification of a director, officer, employee or agent of ActiVein against expenses incurred in connection with any action, suit, or proceeding to which he or she is named a party by reason having acted or served in such capacity, except for liabilities arising from misconduct or negligence in performance of their duties. In addition, even a director, officer, employee, or agent of ActiVein who was found liable for misconduct or negligence in the performance of his or her duties may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling ActiVein pursuant to the foregoing provisions, ActiVein has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

     ActiVein has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement is also available at www.sec.gov, the website of the Securities and Exchange Commission.


     ActiVein does not know if, or when, it will file a registration statement under the Securities and Exchange Act of 1934. If ActiVein does not file a registration statement under the 1934 Act, ActiVein will not be subject to the proxy rules of the Securities and Exchange Commission. In general, the proxy rules of the Securities and Exchange Commission require certain disclosures in a proxy statement, depending upon the matters to be voted upon by the shareholders.

                                  ACTIVEIN INC.
                     (FORMERLY UNLTD VENTURES INCORPORATED)
                        (A Development Stage Enterprise)


                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                                FEBRUARY 28, 2010


                        (Amounts expressed in US Dollars)

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO o MONTREAL

5

                                  ACTIVEIN INC.
                     (FORMERLY UNLTD VENTURES INCORPORATED)
                        (A Development Stage Enterprise)
                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                                FEBRUARY 28, 2010

                        (Amounts expressed in US Dollars)

                                TABLE OF CONTENTS

                                                                      Page No

     Report of Independent Registered Public Accounting Firm             1

     Consolidated Balance Sheets as at February 28, 2010 and
     February 28, 2009                                                   2

     Consolidated Statements of Operations and Comprehensive
     loss for the years ended February 28, 2010 and
     February 28, 2009 and for the period from inception
     to February 28, 2010                                                3

     Consolidated Statements of Cash Flows for the years ended
     February 28, 2010 (as restated) and February 28, 2009
     and for the period from inception to February 28, 2010
     (as restated).                                                      4

     Consolidated Statements of changes in Stockholders'
     Deficiency from Incorporation to February 28, 2010                  5

     Notes to Consolidated Financial Statements                       6-18

                     REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     To the Board of Directors and Stockholders of Activein Inc.
     (Formerly UNLTD Ventures Inc.)

We have audited the consolidated balance sheets of Activein Inc. (Formerly UNLTD Ventures Inc.) (A Development Stage Enterprise) ("the Company") as of February 28, 2010 and February 28, 2009 and the consolidated statements of operations and comprehensive loss, changes in stockholders' deficiency and cash flows (restated) for the years then ended and for the period from incorporation to February 28, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above revised as described in note 12, present fairly, in all material respects, the financial position of the Company as of February 28, 2010 and February 28, 2009 and the results of its operations and its cash flows (restated) for the years then ended and for the period from incorporation to February 28, 2010 in accordance with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal controls over financial reporting. Accordingly, we express no such opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 of the consolidated financial statements, the Company has not generated revenue since its incorporation, has incurred losses in developing its business and further losses are anticipated and has a working capital deficiency. The Company requires additional funds to meet its obligations and the cost of its operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                 "SCHWARTZ LEVITSKY FELDMAN LLP"

Toronto, Ontario, Canada                                   Chartered Accountants
November 10, 2010, except for additional             Licensed Public Accountants
  information added to note 1 and the effect of the restatement discussed in note 12, which is as of March 23, 2011

ACTIVEIN INC.
(FORMERLY UNLTD VENTURES INCORPORATED)
(A Development Stage Enterprise)
Consolidated Balance Sheets as at
February 28, 2010 and February 28, 2009
(Amounts expressed in US Dollars)
                                                       February 28, February 28,
                                                           2010         2009

                                                     ASSETS                 $ $
CURRENT ASSETS
Cash                                                       102,987           -
Prepaid and other receivables                                  910       1,855
                                                        -----------------------
Total Current Assets                                       103,897       1,855
Plant and Equipment (note 7)                                 2,602       2,844
                                                        -----------------------
TOTAL ASSETS                                               106,499       4,699
                                                        -----------------------
                                   LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                   136,003      60,102
Bank overdraft                                                   -      10,039
Loans and advances                                               -      50,000
                                                        -----------------------
Total Current Liabilities                                  136,003     120,141
                                                        -----------------------

Going Concern (note 2)

Related Party Transactions (note 6)

Commitments (note 8)

                            STOCKHOLDERS' DEFICIENCY
Capital Stock (Note 5)
Preference shares Series `A', $0.001 par value,
  4,200,000 shares authorized, 3,770,935 shares
  outstanding (2009: 3,770,935 shares outstanding)
                                                             3,771       3,771
Common shares, $0.0001 par value: 50,000,000 shares
  authorized, 13,908,257 shares outstanding (2009:
  4,800,190 shares outstanding)                              1,391         480
Additional Paid-In Capital                                 952,114     557,347
Accumulated Other Comprehensive Income                      37,524      50,027
Accumulated Deficit                                     (1,024,304)   (727,067)
                                                        -----------------------
Total Stockholders' Deficiency                             (29,504)   (115,442)
                                                        -----------------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY             106,499       4,699
                                                        -----------------------


        The accompanying notes are an integral part of these consolidated financial statements.

ACTIVEIN INC.
(FORMERLY UNLTD VENTURES INCORPORATED)
(A Development Stage Enterprise)
Consolidated Statements of Operations and comprehensive loss
For the periods from Inception to February 28, 2010 and the years ended February 28, 2010 and February 28, 2009 (Amounts expressed in US Dollars)

                                                                    For the       For the
                                                                     year          year
                                                    Cumulative       ended         ended
                                                       since       February      February
                                                                      28,           29,
                                                     inception       2010          2009
                                                   ------------- ------------- -------------
                                                         $             $            $
OPERATING EXPENSES

Research and product development                        705,526       165,333       221,476
General and administration                              402,493       221,057        88,120
Amortization                                              7,745         2,307         2,659

Grant received from Government (note 10)                (91,460)      (91,460)
                                                   ------------- ------------- -------------

TOTAL OPERATING EXPENSES                              1,024,304       297,237       312,255
                                                   ------------- ------------- -------------

LOSS BEFORE INCOME TAXES                             (1,024,304)     (297,237)     (312,255)

Income taxes (note 9)                                         -             -             -
                                                   ------------- ------------- -------------

NET LOSS                                             (1,024,304)     (297,237)     (312,255)
                                                   ============= ============= =============

Loss per share - basic and diluted                                      (0.02)        (0.07)
                                                                 ============= =============

Weighted average common shares outstanding                         13,885,654     4,800,190
                                                                 ============= =============


Net Loss                                                             (297,237)     (312,255)

Foreign exchange gain (loss)                                          (12,503)       44,162
                                                                      --------      -------

COMPREHENSIVE LOSS                                                   (309,740)     (268,093)




        The accompanying notes are an integral part of these consolidated financial statements.

ACTIVEIN INC.
(FORMERLY UNLTD VENTURES INCORPORATED)
(A Development Stage Enterprise)
Restated Consolidated Statements of Cash Flows
For the periods from inception to February 28, 2010 and the years ended February 28, 2010 and February 28, 2009 (Amounts expressed in US Dollars)


                                        Cumulative
                                           Since     February 28,  February 28,
                                         Inception      2010           2009
Cash Flows from Operating Activities   (Restated-    (Restated-
                                       See note 12)  See note 12)

Net Loss                                (1,024,304)   (297,237)      (312,255)
 Items not requiring an outlay of cash:
    Amortization of plant and equipment      7,745       2,307          2,659
    Compensation expense on issue of
      warrants                              57,875           -         22,432
    Fair value of interest on interest
      free loan received                       670           -            670

 Changes in non-cash working capital
    Prepaid and other receivables             (910)      1,132          2,209
    Accounts payable and accrued
      liabilities*                         115,598      49,437         12,618

                                         --------------------------------------

 Net cash used in operating activities    (843,326)   (244,361)      (271,667)
                                         --------------------------------------

Cash Flows from Investing Activities
    Maturity of short term investment***   362,606     362,606              -
    Purchase of plant and equipment         (9,817)     (1,843)             -
                                         --------------------------------------

 Net cash provided  by investing
  activities                               352,789     360,763              -
                                         --------------------------------------

Cash Flows from Financing Activities
    Common shares                               22           -              -
    Preference shares                      503,031                    179,319
    Loans and advances**                   50,000            -         50,000
    Bank overdraft                              -      (10,039)         4,237
                                         --------------------------------------

 Net cash provided (used) by financing
   activities                             553,053      (10,039)       233,556
                                         --------------------------------------

Effect of foreign currency exchange
  rate changes on cash                     40,471       (3,376)        38,111
                                         --------------------------------------
Net increase in Cash                      102,987      102,987              -
Cash- beginning of period                       -            -              -
                                         --------------------------------------

Cash - end of period                      102,987      102,987              -
                                         --------------------------------------

Supplemental Cash Flow Information
    Interest paid                               -            -              -
                                         --------------------------------------

    Income taxes paid                           -            -              -
                                         --------------------------------------

* Excludes liabilities of the accounting acquiree on date of reverse merger ** Does not include the loans to/from the accounting acquirer and acquiree not settled in cash
*** Represents short term investments of the accounting acquiree acquired on reverse merger

        The accompanying notes are an integral part of these consolidated financial statements

ACTIVEIN INC.
(FORMERLY UNLTD VENTURES INCORPORATED)
(A Development Stage Enterprise)
Consolidated Statements of Changes in Stockholders' Deficiency from inception to February 28, 2010
(Amounts expressed in US Dollars)


                                                                                     Deficit
                                            Preference                             accumulated   Accumulated
                         Common Stock         Stock       Additional    Deferred    during the      Other         Total
                        --------------------------------     Paid        stock      development Comprehensive  Stockholders'
                        Number   Amount  Number   Amount  In Capital  compensation    stage        Income       Deficiency
                      of Shares    $    of Shares    $        $             $            $            $             $
                      ---------  -----  --------- ------  ----------  ------------   ----------  ------------  --------------
Common shares issued
 at par on
 incorporation
 (adjusted)*          4,800,190    480                        (458)                                                  22
Issue of Preference
 A shares for cash
 (adjusted)*                             448,908    449     59,442                                               59,891
Fair value of
 warrants issued
 for services                                               57,875       (57,875)                                     -
Amortization of
 deferred stock
 compensation                                                              9,646                                  9,646
Foreign currency
 translation                                                                                          105           105
Net loss                                                                               (97,376)                 (97,376)
                    ----------   ----- ---------  -----    -------       -------    ----------    -------      --------
Balance February
 28, 2007             4,800,190    480   448,908    449    116,859       (48,229)      (97,376)       105       (27,712)

Issue of Preference
 A shares for cash                     1,977,952  1,978    261,841                                              263,819
Amortization of
 deferred stock
 compensation                                                             25,797                                 25,797
Foreign currency
 translation                                                                                        5,760         5,760
Net loss                                                                              (317,436)                (317,436)
                    ----------   ----- ---------  -----    -------       -------    ----------    -------      --------
Balance February
 29, 2008            4,800,190     480 2,426,860  2,427    378,700       (22,432)     (414,812)     5,865       (49,772)

Issue of Preference
 A shares for cash                     1,344,075  1,344    177,977                                              179,321
Amortization of
 deferred stock
 compensation                                                             22,432                                 22,432
Fair value of
 interest on
 interest free loan
 received                                                      670                                                  670
Foreign currency
 translation                                                                                       44,162        44,162
Net loss                                                                              (312,255)                (312,255)
                    ----------   ----- ---------  -----    -------       -------    ----------    -------      --------
Balance February
 28, 2009            4,800,190     480 3,770,935  3,771    557,347            --      (727,067)    50,027      (115,442)

Reverse acquisition
 adjustment          8,358,067     836                     394,842                                              395,678
Shares issued as
 finder fee            750,000      75                         (75)

Foreign currency                                                                                  (12,503)      (12,503)
 translation
Net loss                                                                              (297,237)                (297,237)
                    ----------   ----- ---------  -----    -------       -------    ----------    -------      --------

Balance February
 28, 2010           13,908,257   1,391 3,770,935  3,771    952,114            --    (1,024,304)    37,524       (29,504)
                    ----------   ----- ---------  -----    -------       -------    ----------    -------      --------

* In a reverse merger accounted for as a recapitalization, the historical stockholders' equity of the accounting acquirer (Activein Ltd) is retroactively stated for all periods for the equivalent number of shares received in the merger

        The accompanying notes are an integral part of these consolidated financial statements

ACTIVEIN INC.
(FORMERLY UNLTD VENTURES INCORPORATED)
(A Development Stage placeCityEnterprise)
Notes to Financial Statements
dateYear2010Day28Month2February 28, 2010
(Amounts expressed in US Dollars)


1. BASIS OF PRESENTATION

The Company was incorporated under the laws of the State of placeStateDelaware, placecountry-regionUSA on January 8, 2007. On April 9, 2009 the Company changed its name to Activein, Inc. In March 2009 the Company acquired 100 % of the outstanding common and preference shares of Activein Ltd., an Israeli corporation. In exchange of all issued and outstanding common and preference shares of Activein Ltd, the shareholders of Activein Ltd received 4,800,190 shares of the Company's common stock, In addition, 3,770,935 shares of Series A Preferred stock, and a warrant which allows the holder to purchase an additional 428,768 Series A Preferred shares. The warrant was issued in lieu of and to cancel the warrant issued by Activein Ltd to its warrant holder in financial year 2007 to acquire 809 series `A" preference shares of Activein Ltd These Series A Preferred shares are convertible, at the option of the holder of such shares, into fully paid and non-assessable shares of the Company's common stock. The certificate of the designation, preferences and rights of the Series A preferred shares entitles the holder thereof to one vote for each share of common stock into which such Series A Preferred share could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock In addition, a shareholder agreement was executed whereby, the shareholders of Activein Ltd could nominate and replace four out of the total strength of five members of the board of directors and to designate the replacement on the board of directors of any director so removed. On post acquisition, shareholders of Activein Ltd control 51% of the voting rights of the Company. The exchange resulted in Activein Ltd. becoming a wholly owned subsidiary of the Company. The acquisition is accounted for as a reverse merger (recapitalization) with Activein Ltd. deemed to be the accounting acquirer, and the Company as the legal acquirer. The reverse merger between the Company, and Activein Ltd, a private development stage entity, is a capital transaction in substance because a shell is normally not a business. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible is recorded.

On March 12, 2009 the Company issued 750,000 Common shares as finder's fees in connection with the acquisition of Activein Ltd. 1,006,106 common shares were reserved as an option pool. The financial statements for the year ended February 28, 2010 include the consolidated financial statements of Activein Inc. and Activein Ltd., whereas the comparative figures are those of Activein Ltd.

The consolidated financial statements include the accounts of Activein Inc. (the "Company"), and its subsidiary Activein Ltd. (an Israeli corporation). All material inter-company accounts and transactions have been eliminated.


2. NATURE OF OPERATIONS AND GOING CONCERN

The Company's subsidiary Activein Ltd. is developing an intravenous catheter which is expected to reduce the number of times a hospital patient is stuck with a needle to withdraw blood samples.

The Company has no source for operating revenue and expects to incur significant expenses before establishing operating revenue. The Company's future success, is dependent upon its ability to raise sufficient capital which will be required in the development and the marketability of the products to be manufactured. There is also no assurance that funds will be available or the Company will be profitable. The accompanying financial statements do not reflect any adjustments that may result if the Company is unable to continue as a going concern.


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


The  accounting  policies  of the  Company  are in  accordance  with  accounting
principles  generally  accepted  in  the  placecountry-regionUnited   States  of
America. Outlined below are the significant accounting policies:

     a) Income taxes

          Deferred tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

     a) Revenue Recognition

          The Company's revenue recognition policies are expected to follow common practice in the manufacturing industry whereby sales are recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the sellers' price to the buyer is fixed or determinable; and (4) collectability is reasonably assured.

     b) Stock Based Compensation

          All awards granted to employees and non-employees after June 30, 2005 are valued at fair value by using the Black-Scholes option pricing model and recognized on a straight line basis over the service periods of each award. The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees using the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services. As of February 28, 2010 and February 28, 2009, no awards are granted to employees and non-employees and accordingly, no amount has been charged as stock based compensation expense.


     c) Use of Estimates

          Preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to financial statements. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Significant estimates relate to accrual for liabilities and valuation allowance for deferred tax assets. Actual results may ultimately differ from such estimates.

     d) Financial Instruments

          The fair market value of the Company's financial instruments comprising cash, and accounts payable and accrued liabilities were estimated to approximate their carrying values due to immediate or short-term maturity of these financial instruments. The Company maintains cash balances at financial institutions. The Company has not experienced any material losses in such accounts.

          FASB defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

            o Level 1 - Quoted prices in active markets for identical assets or liabilities
            o Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
            o Level 3 -- Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

          The Company does not have any assets or liabilities measured at fair value as at February 28, 2010 and February 28, 2009.

          Foreign exchange risk: The Company's subsidiary conducts most of its operating activities in New Israeli Shekel (NIS). The Company is therefore subject to gains or losses due to fluctuations in placeCityNIS currency relative to the US dollar. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

     e) Foreign Currency

          The Company's  subsidiaries  functional currency is New Israeli Shekel
          (NIS), but these financial statements have been presented in US dollars. The translation method used is the current rate method where the functional currency is the foreign currency. Under the current rate method all assets and liabilities are translated at the current rate, stockholder's equity accounts are translated at historical rates and revenues and expenses are translated at average rates for the year. Due to the fact that items in the financial statements are being translated at different rates according to their nature, a translation adjustment is created. This translation adjustment has been included in accumulated other comprehensive income (loss).

     f) Comprehensive Income

          The Company reports comprehensive income or loss in its consolidated financial statements. In addition to items included in net income, comprehensive income includes items currently charged or credited directly to stockholders' equity, such as foreign currency translation adjustments.

     g) Loss per Share

          Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year. There were no common equivalent shares outstanding at dateYear2010Day28Month2February 28, 2010 and February 28, 2009 that have been included in dilutive loss per share calculation. At February 28, 2010, and February 28, 2009 there were Nil options and a warrant to purchase 428,768 Series A Preferred shares outstanding. In a reverse merger accounted for as a recapitalization, earnings per share of the accounting acquirer is restated for all periods prior to the merger to reflect the number of equivalent shares received by the accounting acquirer.

     h) Research and Product Development

          Research   and  Product   Development   costs,   other  than   capital
          expenditures are charged against income in the period incurred.

     i) Intellectual Property

          Costs incurred in developing Intellectual Property are expensed as incurred.

     j) Plant and Equipment

          Plant  and   equipment   are   recorded   at  cost  less   accumulated
          depreciation.   Depreciation  is  provided  commencing  in  the  month
          following acquisition using the following annual rate and method:

            Computer equipment            33%         declining balance method
            Software                      33%         declining balance method
            Lab equipment                 10%         declining balance method
            Cell Phones                   50%         declining balance method

     k) Segmented information:

          The Company operates in one business segment and has one reporting unit. The Company's assets are located in Israel and Canada.

     l) Impairment of long lived assets

          Long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less cost to sell.

     m) Valuation of warrants

          All warrants granted to employees and non-employees after June 30, 2005 for services will be valued at fair value by using the Black-Scholes option pricing model and recognized on a straight line basis over the service periods of each warrant issued.

     n) Recent Pronouncements

          FASB ASC TOPIC 805 - "Business Combinations." The objective of this topic is to enhance the information that an entity provides in its financial reports about a business combination and its effects. The Topic mandates: (i) how the acquirer recognizes and measures the assets acquired, liabilities assumed and any non-controlling interest in the acquiree; (ii) what information to disclose in its financial reports and; (iii) recognition and measurement criteria for goodwill acquired. This Topic is effective for any acquisitions made on or after December 15, 2008. The adoption of this Topic did not have a material impact on the Company's financial statements and disclosures.

          FASB ASC TOPIC 810 - "Noncontrolling Interests." The objective of this Topic is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require: (i) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent's equity; (ii) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; (iii) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently; (iv) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment and; (v) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. This Topic is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this Topic did not have a material impact on the Company's financial statements and disclosures.

          FASB ASC TOPIC 815 - "Derivatives and Hedging." The use and complexity of derivative instruments and hedging activities have increased significantly over the past several years. This Topic requires enhanced disclosures about an entity's derivative and hedging activities and thereby improves the transparency of financial reporting. This Topic is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of this Topic did not have a material impact on the Company's financial statements and disclosures

          FASB ASC TOPIC  944 -  "Financial  Services  -  Insurance."  Diversity
          exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises. That diversity results in inconsistencies in the recognition and measurement of claim liabilities because of differing views about when a loss has been incurred. This Topic requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Topic is effective for financial statements issued for fiscal years beginning after December 15, 2008 and all interim periods within those fiscal years, except for some disclosures about the insurance enterprise's risk-management activities. The adoption of this Topic did not have a material impact on the Company's financial statements and disclosures

          FASB ASC TOPIC 855 - "Subsequent Events." In May 2009, the FASB issued Topic 855, which establish general standards of accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Topic sets forth : (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This Topic should be applied to the accounting and disclosure of subsequent events. This Topic does not apply to subsequent events or transactions that are within the scope of other applicable accounting standards that provide different guidance on the accounting treatment for subsequent events or transactions. This Topic was effective for interim and annual periods ending after June 15, 2009. The adoption of this Topic did not have a material impact on the Company's financial statements and disclosures.

          FASB ASC TOPIC 105 - "The FASB Accounting Standard Codification and the Hierarchy of Generally Accepted Accounting Principles." In June 2009, the FASB issued Topic 105, which became the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Topic, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-SEC accounting literature not included in the Codification will become non-authoritative. This Topic identifies the sources of accounting principles and the framework for selecting the principles used in preparing the financial statements of nongovernmental entities that are presented in conformity with GAAP and arranged these sources of GAAP in a hierarchy for users to apply accordingly. This Topic is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this topic did not have a material impact on the Company's disclosure of the financial statements.

          FASB ASC TOPIC 320 - "Recognition and Presentation of Other-Than-Temporary Impairments." In April 2009, the FASB issued Topic 320 amends the other-than-temporary impairment guidance in GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This Topic does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The Topic is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. This Topic does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this Topic requires comparative disclosures only for periods ending after initial adoption. The adoption of this Topic did not have a material impact on the Company's financial statements and disclosures.

          FASB ASC TOPIC 860 - "Accounting for Transfer of Financial Assets and Extinguishment of Liabilities." In June 2009, the FASB issued additional guidance under Topic 860 which improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement, if any, in transferred financial assets. This additional guidance requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor's beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. Enhanced disclosures are required to provide financial statement users with greater transparency about transfers of financial assets and a transferor's continuing involvement with transferred financial assets. This additional guidance must be applied as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This additional guidance must be applied to transfers occurring on or after the effective date. The adoption of this Topic is not expected to have a material impact on the Company's financial statements and disclosures.

          FASB ASC TOPIC 810 - "Consolidation of Variables Interest and Special Purpose Entities." In June 2009, the FASB issued Topic 810, which requires an enterprise to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: (i) The power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (ii) The obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity's economic performance. This Topic requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity, which was based on determining which enterprise absorbs the majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both. This Topic is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The adoption of this Topic is not expected to have a material impact on the Company's financial statements and disclosures.

          FASB ASC TOPIC 820 - "Fair Value measurement and Disclosures", an Accounting Standard Update. In September 2009, the FASB issued this Update to amendments to Subtopic 82010, "Fair Value Measurements and Disclosures". Overall, for the fair value measurement of investments in certain entities that calculates net asset value per share (or its equivalent). The amendments in this Update permit, as a practical expedient, a reporting entity to measure the fair value of an investment that is within the scope of the amendments in this Update on the basis of the net asset value per share of the investment (or its equivalent) if the net asset value of the investment (or its equivalent) is calculated in a manner consistent with the measurement principles of Topic 946 as of the reporting entity's measurement date, including measurement of all or substantially all of the underlying investments of the investee in accordance with Topic 820. The amendments in this Update also require disclosures by major category of investment about the attributes of investments within the scope of the amendments in this Update, such as the nature of any restrictions on the investor's ability to redeem its investments at the measurement date, any unfunded commitment, and the investment strategies of the investees. The major category of investment is required to be determined on the basis of the nature and risks of the investment in a manner consistent with the guidance for major security types in GAAP on investments in debt and equity securities in paragraph 320-10-50-lB. The disclosures are required for all investments within the scope of the amendments in this Update regardless of whether the fair value of the investment is measured using the practical expedient. The amendments in this Update apply to all reporting entities that hold an investment that is required or permitted to be measured or disclosed at fair value on a recurring or non recurring basis and, as of the reporting entity's measurement date, if the investment meets certain criteria The amendments in this Update are effective for the interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued. The adoption of this Update is not expected to have a material impact on the Company's financial statements and disclosures.

          FASB ASC TOPIC 740 - "Income Taxes", an Accounting Standard Update. In September 2009, the FASB issued this Update to address the need for additional implementation guidance on accounting for uncertainty in income taxes. For entities that are currently applying the standards for accounting for uncertainty in income taxes, the guidance and disclosure amendments are effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this Update did not have a material impact on the Company's financial statements and disclosures.

4. REVERSE ACQUISITION

In March 2009, the Company acquired 100 % of the outstanding common and preference shares of Activein Ltd. an Israeli Corporation (see note 5- capital stock). The exchange resulted in the ActiVein Ltd. becoming a wholly owned subsidiary of ActiVein Inc. Notwithstanding that the Company became the legal acquirer of Activein Ltd., this transaction has been accounted for in these financial statements as a reverse merger equivalent to the issuance of stock by Activein Ltd. for the net monetary assets of the Company accompanied by a recapitalization. The comparative consolidated financial statements of the Company are those of Activein Ltd (an Israeli corporation). The historic shareholders' equity of the accounting acquirer is retroactively restated for all periods for the equivalent number of shares received in the merger after giving effect to any difference in par value of the issuer's and accounting acquirer's stock, with an offset to paid in capital.

5. CAPITAL STOCK

     a) Authorized

          50,000,000 Common shares, $0.0001 par value

          And

          10,000,000 Preferred shares, $0.001 par value, issuable in varying series and par values As of Balance sheet date 4,200,000 Series "A" Preferred shares, $0.001 par value have been authorized. These preferred shares are convertible, at the option of the holder of such shares, at any time after the date of issuance of such shares, into fully paid and non-assessable shares of the Company's common stock. Each of the holders of Series `A' Preferred shares shall be entitled to receive for each series `A' preferred share held, non-cumulative dividends, as and when dividends are declared by the Board, at the rate of $0.0106.

     b) Issued during the year ended February 28, 2010 :

          In March 2009, the Company acquired 100 % of the outstanding common and preference shares of Activein Ltd. an Israeli Corporation The exchange resulted in the ActiVein Ltd. becoming a wholly owned subsidiary of ActiVein Inc. In accordance with the reverse take-over of accounting, the capital structure of issued and outstanding common and preference shares is that of ActiVein Inc.

                                                        Number of     Amount
                                                         Shares

           Common Shares:
           Issued:
           ActiVein Ltd Common shares (Opening)              9,057       22
           Adjustment of reverse take over               4,791,133      458
           ActiVein Inc. Common shares                   8,358,067      836
           Shares issued for finder's fees                 750,000       75
                                                        ----------    -----
           Total                                        13,908,257    1,391

           Preference shares;
           ActiVein Ltd Preference shares (Opening)          7,115       18
           Adjustment of reverse takeover                3,763,820    3,753
                                                         ---------    -----
           Total                                         3,770,935    3,771

6. RELATED PARTY TRANSACTIONS

          Year ended February 28, 2010

               The Company expensed $ 49,345 (NIS 194,011) being compensation expense for the CEO of the Company and $11,300 being compensation expense for a director of the Company.

          Year ended February 28, 2009

               The Company expensed $ 54,116 (NIS 196,852) being compensation expense for the CEO of the Company.

7. PLANT AND EQUIPMENT

                                           As at                 As at
                                     February 28, 2010    February 28, 2009
                                            $                      $
                                  ---------------------------------------------


         Cost
         ----
         Computer Equipment                2,471                  1,616
         Software                          5,795                  5,277
         Lab Equipment                     1,417                    981
         Phones                              664                      -
                                         -------                  -----
                                          10,347                   7,874

         Less: Accumulated Depreciation   (7,745)                 (5,030)
         Net carrying amount             $ 2,602                 $ 2,844
                                         -------                 -------


8. COMMITMENTS

For a one year period following the closing of the reverse acquisition, the Company is committed to pay US$6,500 per month to a consultant for investor relations and investment banking services For a one year period following the closing of the reverse acquisition, the Company is committed to pay US$1,500 per month to a director for investor relations and investment banking services.

9. INCOME TAXES

     The Company's current and deferred income taxes are as follows:

                                                     2010           2009
                                                     -----          ----

      Loss before income taxes                    $(297,237)     $(312,255)
                                                  ---------      ---------
      Expected income tax recovery at the
      statutory rates of 25% (2009 - 26%)         $ (74,309)     $ (81,186)
      Increase in income taxes resulting from:
      Permanent differences                               -          5,832
      Valuation allowance                            74,309         75,354
                                                  ---------      ---------

      Provision for income taxes                  $       -      $       -
                                                  =========      =========


      The Company has deferred income tax assets as follows:

                                                          2010            2009
                                                          ----            ----

      Net operating loss carry forward                $   999,342     $668,522
      Deferred Income tax on loss carry forward           249,835      173,816
      Valuation allowance for deferred income tax
        assets                                        $  (249,835)    (173,816)
                                                      -----------     ---------
                                                                -            -
                                                      -----------     ---------



The Company has certain non-capital losses of approximately $199,911 available, which can be applied against future taxable income and which expires as follows:

                               2027                           $7,384
                               2028                           $26,198
                               2029                           $166,329

The Company's subsidiary in Israel has certain non-capital losses of approximately $799,431 (2010:130,909; 2009:289,823; 2008:291,640; 2007: 87,059)
available, which can be applied against future taxable income and according to the tax laws in Israel, these losses can be carried forward indefinitely until absorbed.

As the company has not commenced any operations, it has provided a 100 per cent valuation allowance on the net deferred tax asset as of February 28, 2010 and February 28, 2009.

10. GOVERNMENT GRANTS

The Company was approved by The Government of Israel for a grant upto 50% of approved research and product expenditures to a maximum grant of $270,215 (NIS 1,021,653). This grant relates to approved research and development expenditures to be incurred by the Company during the period June 2009 to May 2010.

11. GEOGRAPHIC LOCATION OF ASSETS

All assets in the financial statements are located in Israel, except for cash of $21,850 which is located in Canada.

12. REVISION TO FINANCIAL STATEMENTS

The Company has revised its presentation of its Cash Flow statement to exclude non cash transactions and has revised and enhanced its disclosure to Note 1 relating to `Basis of Presentation'. The revision resulted in no change to the net increase in cash. The effect of the changes in the financial statements is summarized as follows:

                                       Cumulative             Year ended
                                     Since Inception       February 28, 2010
                                   ------------------   -----------------------
                                   Prior to              Prior to
                                  Restatement Restated  Restatement   Restated
                                  ----------- --------  -----------   --------
                                       $          $          $            $

 Consolidated Statement of
   Cash Flows

 Cash flows from Operating
   Activities:
 Changes in non-cash working
   capital
 Accounts payable and accrued
   liabilities                      136,003     115,598     69,842      49,437
 Net cash used in operating
   activities                      (822,921)   (843,326)  (223,956)   (244,361)

 Cash Flows from Investing
   Activities:
  Maturity of short term
    investment                            -     362,606          -     362,606
 Net cash provided (used) by
   investing activities              (9,817)    352,789     (1,843)    360,763

 Cash Flows from Financing
   Activities:
  Common shares                     395,700          22    395,678           -
 Loans and advances                       -      50,000    (50,000)          -
 Net cash provided (used) by
   financing activities             898,731     553,053    335,639     (10,039)

 Effect of foreign currency
   exchange rate changes             36,994      40,471     (6,853)     (3,376)

                                  ACTIVEIN INC.
                     (FORMERLY UNLTD VENTURES INCORPORATED)
                        (A Development Stage Enterprise)


                    INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 2010


                        (Amounts expressed in US Dollars)

                       (Unaudited-Prepared by Management)

                                  ACTIVEIN INC.
                     (FORMERLY UNLTD VENTURES INCORPORATED)
                        (A Development Stage Enterprise)
                    INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 2010

                        (Amounts expressed in US Dollars)

                       (Unaudited-Prepared by Management)


                                TABLE OF CONTENTS

                                                                      Page No

     Interim Consolidated Balance Sheets as at November 30, 2010
     and February 28, 2010 1 Interim Consolidated Statements of
     Operations and Comprehensive loss for the nine months and
     three months ended November 30, 2010 and November 30, 2009
     and for the period from inception to November 30, 2010               2

     Interim Consolidated Statements of Cash Flows for the nine months ended November 30, 2010 and November 30, 2009 and for
     the period from inception to November 30, 2010                       3

     Interim Consolidated Statements of changes in Stockholders'
     Deficiency for the nine months ended November 30, 2010 and for
     the period from Inception to November 30, 2010                       4

     Condensed Notes to Interim Consolidated Financial Statements       5-8

ACTIVEIN INC.

(FORMERLY UNLTD VENTURES INCORPORATED) (A Development Stage Enterprise) Interim Consolidated Balance Sheets as at November 30, 2010 and February 28, 2010 (Amounts expressed in US Dollars) (Unaudited- Prepared by Management)

                                                      November 30,  February 28,
                                                          2010          2010

                                   ASSETS                  $              $
CURRENT ASSETS
Cash                                                       15,168     102,987
Prepaid and other receivables                               2,888         910
                                                       ----------  ----------
Total Current Assets                                       18,056     103,897
Plant and Equipment (note 6)                                2,077       2,602
                                                       ----------  ----------
TOTAL ASSETS                                               20,133     106,499
                                                       ----------  ----------
                                   LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                  170,057     136,003
                                                       ----------  ----------
Total Current Liabilities                                 170,057     136,003
                                                       ----------  ----------
Going Concern (note 2)

Related Party Transactions (note 5)

                            STOCKHOLDERS' DEFICIENCY
Capital Stock (Note 4)
Preference shares Series `A', $0.001 par value,
  4,200,000 shares authorized, 3,770,935
  outstanding                                               3,771       3,771
Common shares, $0.0001 par value: 50,000,000 shares
  authorized, 13,908,257 shares outstanding                 1,391       1,391
Additional Paid-In Capital                              1,003,264     952,114
Accumulated Other Comprehensive Income                     27,721      37,524
Accumulated Deficit                                    (1,186,071)  (1,024,304)
                                                      -----------  ----------
Total Stockholders' Deficiency                           (149,924)     (29,504)
                                                     ------------  ----------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY             20,133     106,499
                                                     ------------  ----------





              The accompanying condensed notes are an integral part
                of these unaudited interim consolidated financial
                                   statements.

ACTIVEIN INC.
(FORMERLY UNLTD VENTURES INCORPORATED)
(A Development Stage Enterprise)
Interim Consolidated Statements of Operations for the periods from Inception to November 30, 2010 and the nine months and three months ended November 30, 2010 and November 30, 2009 (Amounts expressed in US Dollars) (Unaudited - Prepared by Management)

                                                   For the      For the        For the        For the
                                                 nine months  nine months    three months   three months
                                    Cumulative      ended        ended          ended           ended
                                      since      November 30, November 30,    November 30,   November 30,
                                    inception       2010          2009           2010            2009
                                        $             $            $               $               $
                                -------------------------------------------------------------------------
Operating Expenses

General and administration           446,997       44,504       170,871         20,731          48,494
Research and development             822,110      116,584       156,522         39,513          29,299
Amortization                           8,424          679         1,938            115             699
Grant received from Government
  (Note 8)                           (91,460)           -             -              -               -
                                  -----------  ----------- -------------   ------------    ------------

Total Operating Expenses           1,186,071      161,767       329,331         60,359          78,492

Loss before Income tax            (1,186,071)    (161,767)     (329,331)       (60,359)        (78,492)

Provision for income taxes                 -            -             -              -               -
                                  -----------  ----------- -------------   ------------    ------------

Net Loss                          (1,186,071)    (161,767)     (329,331)       (60,359)        (78,492)
                                  -----------  ----------- -------------   ------------    ------------

Loss per share-Basic and Diluted                    (0.01)        (0.02)         (0.00)          (0.01)
                                  ===========  =========== =============   ============    ============

Weighted Average Common Shares
        Outstanding                            13,908,257    13,543,934     13,908,257      13,908,257
                                  ===========  =========== =============   ============    ============


              The accompanying condensed notes are an integral part
                of these unaudited interim consolidated financial
                                   statements

ACTIVEIN INC.
(FORMERLY UNLTD VENTURES INCORPORATED)
(A Development Stage Enterprise)
Interim Consolidated Statements of Cash Flows For the periods from inception to November 30, 2010 and the nine months ended November 30, 2010 and November 30, 2009 (Amounts expressed in US Dollars) (Unaudited - Prepared by Management)


                                            Cumulative
                                              Since         November 30,   November 30,
                                             Inception          2010           2009
                                          -------------------------------------------------
Cash Flows from Operating Activities
   Net Loss                                  (1,186,071)     (161,767)      (329,331)
   Items not requiring an outlay of cash:
    Amortization of plant and equipment           8,424           679          1,938
    Compensation expense on issue of
      warrants                                   57,875             -              -
    Fair value of interest on interest
      free loan received                            670             -              -

   Changes in non-cash working capital
    Prepaid and other receivables                (2,862)       (1,952)           371
    Accounts payable and accrued liabilities    167,709        31,706         59,424
                                             -----------   -----------    -----------

   Net cash used in operating activities       (954,255)     (131,334)      (267,598)
                                             -----------   -----------    -----------

Cash Flows from Investing Activities
    Purchase of plant and equipment              (9,971)         (154)        (1,836)
                                             -----------   -----------    -----------
   Net cash used in investing activities         (9,971)         (154)        (1,836)
                                             -----------   -----------    -----------
Cash Flows from Financing Activities
    Proceeds from subscription/issuance
      of common shares                          446,850        51,150        395,678
    Proceeds from issuance of preference
      shares                                    503,031                            -
    Loans and advances                                -             -        (50,000)
    Bank overdraft                                    -             -        (10,039)
                                             -----------   -----------    -----------

   Net cash provided by financing
     activities                                 949,881        51,150        335,639
                                             -----------   -----------    -----------

Effect of foreign currency exchange
  rate changes                                   29,513        (7,481)       (16,402)
                                             -----------   -----------    -----------
Net increase (decrease) in Cash and
  Cash equivalents                               15,168       (87,819)        49,803
Cash- beginning of period                             -       102,987              -
                                             -----------   -----------    -----------

Cash - end of period                             15,168        15,168         49,803
                                             ===========   ===========    ===========

Supplemental Cash Flow Information
    Interest paid                                     -             -              -
                                             ===========   ===========    ===========

    Income taxes paid                                 -             -              -
                                             -----------   -----------    -----------

              The accompanying condensed notes are an integral part
                of these unaudited interim consolidated financial
                                   statements

ACTIVEIN INC.
(FORMERLY UNLTD VENTURES INCORPORATED)
(A Development Stage Enterprise)
Interim Consolidated Statements of Changes in Stockholders'
Deficiency from inception to November 30, 2010
(Amounts expressed in US Dollars)

                                                                                        Deficit
                                               Preference                             accumulated   Accumulated
                            Common Stock         Stock       Additional    Deferred    during the      Other         Total
                           --------------------------------     Paid        stock      development Comprehensive  Stockholders'
                           Number   Amount  Number   Amount  In Capital  compensation    stage        Income       Deficiency
                         of Shares    $   of Shares     $        $             $            $            $             $
-------------------------------------------------------------------------------------------------------------------------------

Common shares issued
 at par on
 incorporation
 (adjusted)*            4,800,190    480                        (458)                                                    22
Issue of Preference
 A shares for cash
 (adjusted)*                                448,908    449    59,442                                                 59,891
Fair value of
 warrants issued
 for services                                                 57,875        (57,875)
 -
Amortization of
 deferred stock
 compensation                                                                 9,646                                   9,646
Foreign currency
 translation                                                                                              105           105
Net loss                                                                                    (97,376)                (97,376)
                      -----------  -----  --------- ------  --------     ----------      ----------    ------      ---------
Balance February
 28, 2007               4,800,190    480    448,908    449   116,859        (48,229)        (97,376)      105       (27,712)
Issue of Preference
 A shares for cash                        1,977,952  1,978   261,841                                                 263,819
Amortization of
 deferred stock
 compensation                                                                25,797                                   25,797
Foreign currency
 translation                                                                                            5,760          5,760
Net loss                                                                                   (317,436)                (317,436)
                      -----------  -----  --------- ------  --------     ----------      ----------    ------      ---------
Balance February
 29, 2008               4,800,190    480  2,426,860  2,427   378,700        (22,432)       (414,812)    5,865        (49,772)
Issue of Preference
 A shares for cash                        1,344,075  1,344   177,977                                                 179,321
Amortization of
 deferred stock
 compensation                                                                22,432                                   22,432
Fair value of interest
 on interest free
 loan received                                                   670                                                     670
Foreign currency
 translation                                                                                           44,162         44,162
Net loss                                                                                   (312,255)                (312,255)
                      -----------  -----  --------- ------  --------     ----------      ----------    ------      ---------
Balance February
 28, 2009              4,800,190     480  3,770,935  3,771   557,347              -        (727,067)   50,027       (115,442)
Reverse acquisition
 adjustment            8,358,067     836                     394,842                                                 395,678
Shares issued as
 finder fee              750,000      75                         (75)
Foreign currency
 translation                                                                               (12,503)                 (12,503)
Net loss                                                                                   (297,237)                (297,237)
                      -----------  -----  --------- ------  --------     ----------      ----------    ------      ---------
Balance February
 28, 2010             13,908,257   1,391  3,770,935  3,771   952,114              -      (1,024,304)   37,524        (29,504)
Common stock
 subscriptions                                                51,150                                                  51,150
Foreign currency
 translation                                                                                (9,803)                  (9,803)
Net loss                                                                                  (161,767)                (161,767)
                      -----------  -----  --------- ------  --------     ----------      ----------    ------      ---------
Balance November
 30, 2010             13,908,257   1,391  3,770,935  3,771 1,003,264                    (1,186,071)    27,721      (149,924)


* In a reverse merger accounted for as a recapitalization, the historical stockholders' equity of the accounting acquirer (ActiVein Ltd) is retroactively stated for all periods for the equivalent number of shares received in the merger.




              The accompanying condensed notes are an integral part
                of these unaudited interim consolidated financial
                                   statements

1.    BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles (GAAP); however, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. In the opinion of management, the accompanying condensed consolidated financial statements reflect all adjustments of a normal recurring nature considered necessary to fairly state the financial position of the Company at November 30, 2010 and February 28, 2010, the results of its operations for the three and nine-month periods ended November 30, 2010 and November 30, 2009, and its cash flows for the nine-month periods ended November 30, 2010 and November 30, 2009. In addition, some of the Company's statements in this quarterly report on Form 10-Q may be considered forward-looking and involve risks and uncertainties that could significantly impact expected results. The results of operations for the nine-month period ended November 30, 2010 are not necessarily indicative of results to be expected for the full year.

The Company was incorporated under the laws of the State of Delaware, USA on January 8, 2007. On April 9, 2009 the Company changed its name to ActiVein, Inc. In March 2009 the Company acquired 100 % of the outstanding common and preference shares of ActiVein Ltd., an Israeli corporation. In exchange of all issued and outstanding common and preference shares of ActiVein Ltd, the shareholders of ActiVein Ltd. received 4,800,190 shares of the Company's common stock, In addition, 3,770,935 shares of Series A Preferred stock, and a warrant which allows the holder to purchase an additional 428,768 Series A Preferred shares. The warrant was issued in lieu of and to cancel the warrant issued by ActiVein Ltd. to its warrant holder in financial year 2007 to acquire 809 series `A" preference shares of ActiVein Ltd.

These Series A Preferred shares are convertible, at the option of the holder of such shares, into fully paid and non-assessable shares of the Company's. common stock. The Company had 8,358,067 common shares and Nil preference shares issued and outstanding prior to the merger. On post acquisition, shareholders of ActiVein Ltd control 51% of the total issued and outstanding shares of the Company. The exchange resulted in ActiVein Ltd. becoming a wholly owned subsidiary of the Company. The Company is a shell company. The acquisition is accounted for as a reverse merger (recapitalization) with ActiVein Ltd. deemed to be the accounting acquirer, and the Company as the legal acquirer. The reverse merger between the Company, a shell corporation as defined in Exchange Act Rule 12b-2 and ActiVein Ltd., a private development stage entity, is not a business combination but a capital transaction in substance because a shell is normally not a business. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible is recorded.

On March 12, 2009 the Company issued 750,000 Common shares as finder's fees in connection with the acquisition of ActiVein Ltd. 1,006,106 common shares were reserved as an option pool.

The interim consolidated financial statements include the accounts of ActiVein Inc. (the "Company"), and its subsidiary ActiVein Ltd. (an Israeli corporation). All material inter-company accounts and transactions have been eliminated.

2.    NATURE OF OPERATIONS AND GOING CONCERN

The Company's subsidiary ActiVein Ltd. is developing a novel intravenous catheter which will reduce the number of times a hospital patient is stuck with a needle to withdraw blood samples.

The Company has no source for operating revenue and expects to incur significant expenses before establishing operating revenue. The Company's future success, is dependent upon its ability to raise sufficient capital which will be required in the development and the marketability of the products to be manufactured. There is also no assurance that funds will be available or the Company will be profitable. The accompanying financial statements do not reflect any adjustments that may result if the Company is unable to continue as a going concern.

The Company's consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. At November 30, 2010, the Company has not yet achieved profitable operations, had a working capital deficiency of $152,001 and has accumulated losses of $1,186,071 since inception and expects to incur further losses in the development of its business, all of which limits the Company's ability to continue as a going concern. The Company has a need for additional working capital for the economic production of its products, meet its ongoing levels of corporate overhead and to discharge its liabilities as they come due.

In order to finance the continued development, the Company is working towards raising of appropriate capital in the near future. During the period ended November 30, 2010, the Company raised $51,150 (net) through subscription of common shares. While the Company has been successful in securing financings in the past, there is no assurance that it will be able to do so in the future. Accordingly, these financial statements do not give effect to adjustments, if any that would be necessary should the Company be unable to continue as a going concern The Company has incurred a loss of $161,767 during the nine month period ended November 30, 2010 primarily due to its research and development activities. At November 30, 2010, the Company had an accumulated deficit during the development stage of $1,186,071.

3.    REVERSE ACQUISITION

In March 2009, the Company acquired 100 % of the outstanding common and preference shares of ActiVein Ltd. an Israeli Corporation (see note 4 capital stock). The exchange resulted in the ActiVein Ltd. becoming a wholly owned subsidiary of ActiVein Inc. Notwithstanding that the Company became the legal acquirer of ActiVein Ltd., this transaction has been accounted for in these financial statements as a reverse merger equivalent to the issuance of stock by ActiVein Ltd. for the net monetary assets of the Company accompanied by a recapitalization.

The historic shareholders' equity of the accounting acquirer is retroactively restated for all periods for the equivalent number of shares received in the merger after giving effect to any difference in par value of the issuer's and accounting acquirer's stock, with an offset to paid in capital.

4.    CAPITAL STOCK

     a) Authorized

          50,000,000 Common shares, $0.0001 par value

          And

          10,000,000 Preferred shares, $0.001 par value, issuable in varying series and par values As of Balance sheet date 4,200,000 Series "A" Preferred shares, $0.001 par value have been authorized. These preferred shares are convertible, at the option of the holder of such shares, at any time after the date of issuance of such shares, into fully paid and non-assessable shares of the Company's common stock. Each of the holders of Series `A' Preferred shares shall be entitled to receive for each series `A' preferred share held, non-cumulative dividends, as and when dividends are declared by the Board, at the rate of $0.0106.

     b) Year ended February 28, 2010 :

          In March 2009, the Company acquired 100 % of the outstanding common and preference shares of ActiVein Ltd. an Israeli Corporation The exchange resulted in the ActiVein Ltd. becoming a wholly owned subsidiary of ActiVein Inc. In accordance with the reverse take-over of accounting, the capital structure of issued and outstanding common and preference shares is that of ActiVein Inc.

                                                 Number of
                                                  Shares         Amount
                                                 ----------      ------
Common Shares:
Issued:
  ActiVein Ltd. Common shares (Opening)             9,057            22
  Adjustment of reverse take over               4,791,133           458
ActiVein Inc. Common shares                     8,358,067           836
Shares issued for finder's fees                   750,000            75
                                             ------------      --------
      Total                                    13,908,257         1,391

Preference shares:
  ActiVein Ltd Preference shares (Opening)          7,115            18
  Adjustment of reverse takeover                3,763,820         3,753
                                                ---------         -----
      Total                                     3,770,935         3,771


     c) Nine month period ended November 30, 2010 :

     During  the  period  ended   November  30,  2010,   the  Company   received
     subscription for $51,150 (net of commission for $3,850), being the subscription for 275,000 common shares at $0.20 per common share.

5.    RELATED PARTY TRANSACTIONS

Nine month period ended November 30, 2010

The Company expensed $ 12,546 (NIS 47,025) being compensation expense for the CEO of the Company.

Nine month period ended November 30, 2009

The Company expensed $ 49,345 (NIS 194,011) being compensation expense for the CEO of the Company and $12,000 being compensation expense for a director of the Company.

6.    PLANT AND EQUIPMENT
                                          As at                As at
                                     November 30, 2010    February 28, 2010
                                     -----------------    -----------------
                                            $                    $
     Cost
     ----
       Computer Equipment                 2,471                2,471
       Software                           5,795                5,795
       Lab Equipment                      1,417                1,417
       Phones                               818                  664
                                        -------              -------
                                         10,501               10,347
     Less: Accumulated Depreciation      (8,424)              (7,745)
     Net carrying amount                $ 2,077              $ 2,602
                                        -------              -------

7.    COMMITMENTS

For a one year period following the closing of the reverse acquisition, the Company was committed to pay US$6,500 per month to a consultant for investor relations and investment banking services. The Company paid the final payment for $6,500 during the quarter ended May 31, 2010 and has no further commitment.

8.    GOVERNMENT GRANTS

The Company was approved by The Government of Israel for a grant up to 50% of approved research and product expenditures to a maximum grant of $270,215 (NIS 1,021,653). This grant relates to approved research and development expenditures to be incurred by the Company during the period June 2009 to May 2010.

                                TABLE OF CONTENTS
                                                                        Page
                                                                        ----
PROSPECTUS SUMMARY ..................................................
RISK FACTORS ........................................................
DILUTION AND COMPARATIVE SHARE DATA..................................
USE OF PROCEEDS .....................................................
MARKET FOR ACTIVEIN'S COMMON STOCK ..................................
MANAGEMENT'S DISCUSSION AND ANALYSIS
  AND PLAN OF OPERATION .............................................
BUSINESS.............................................................
MANAGEMENT ..........................................................
PRINCIPAL SHAREHOLDERS...............................................
OFFERING BY ACTIVEIN ................................................
SELLING SHAREHOLDERS.................................................
DESCRIPTION OF SECURITIES............................................
LEGAL PROCEEDINGS....................................................
INDEMNIFICATION .....................................................
AVAILABLE INFORMATION................................................
FINANCIAL STATEMENTS.................................................

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by ActiVein. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

     Until _______, 2011 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

     The following table show the costs and expenses payable by the Company in connection with this registration statement.

         SEC Filing Fee                                      $       76
         Legal Fees and Expenses                                 40,000
         Accounting Fees and Expenses                            20,000
         Miscellaneous Expenses                                   4,924
                                                         --------------
                  TOTAL                                         $65,000
                                                                =======

         All expenses other than the SEC filing fee are estimated.

Item 14. Indemnification of Officers and Directors

     The Delaware Corporation Code provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Item 15. Recent Sales of Unregistered Securities.

     The following lists all shares issued by the Company since its inception.

Common Stock

Shareholder Name              Date          Shares     Consideration
----------------              ----          ------     -------------
Sheldon Kales                2/8/07      2,500,000     $    250
Dr. Tally Bodenstein         2/8/07      2,500,000     $    250
Rakesh Malhotra             5/10/07        500,000     $     50
Gil, Petar                 11/22/07         20,000     $  3,000
Gil, Luis                  11/22/07         20,000     $  3,000
Gordan, V. Peter           11/22/07         13,333     $  2,000
Frewer, Mary               11/22/07          6,667     $  1,000
Frewer, Tim                11/22/07          6,667     $  1,000
Delure-Savage, Laune-Ann   11/22/07         66,667     $ 10,000
Homes Unlimited/Ian Savage 11/22/07        233,333     $ 35,000
Savage, Cameron            11/22/07         33,333     $  5,000
Savage, Ian                11/22/07        300,000     $ 45,000
Dadwan, Sukhvinder         11/22/07         12,500     $  1,875
Dadwan, Paramjeet          11/22/07         12,500     $  1,875

Shareholder Name              Date          Shares     Consideration
----------------              ----          ------     -------------

Rothbart, Dr. Peter        11/22/07        666,667     $100,000
Gareth, Ellis              11/22/07        166,667     $ 25,000
Kellner, Thomas            11/22/07         23,333     $  3,500
Gergely Agnes              11/22/07         20,000     $  3,000
Lombarni, Len              11/22/07         10,000     $  1,500
Calabretta, Ted            11/22/07        100,000     $ 15,000
Wright,Julie               11/22/07         20,000     $  3,000
Kellner, Kathy             11/22/07         30,000     $  4,500
Barsony, Tibor             11/22/07        100,000     $ 15,000
Klein, Mark                11/22/07         50,000     $  7,500
Simon, Michael             11/22/07        100,000     $ 15,000
Simmons, Wendy             11/22/07          5,000     $    750
Simmons, Norman            11/22/07         10,000     $  1,500
Grainger, John C.          11/22/07         20,000     $  3,000
Kim, Philip                11/22/07         83,333     $ 12,500
MacDonald, Jordan          11/22/07         66,000     $  9,900
Witzu M.                   11/22/07         33,333     $  5,000
Mooney, Matthew            11/22/07         35,000     $  5,250
Barsony, Rob               11/22/07         25,000     $  3,750
Hill, Mary-Eileen          11/22/07         10,000     $  1,500
Caro, Gad                  11/22/07          2,000     $    300
Pelchovitz, Mark           11/22/07          3,000     $    450
Pelchovitz, Steven         11/22/07          3,000     $    450
Abrahim, Salman            11/22/07          2,000     $    300
Herridge, Paula            11/22/07         10,000     $  1,500
Mclennan, Corinne          11/22/07        108,900     $ 16,335
Emmett, John               11/22/07        233,333     $ 35,000
Wa, Laura                  11/22/07          3,153     $    473
Sandhu, Satinder           11/22/07          6,680     $  1,002
Sandhu, Amarjit            11/22/07          6,667     $  1,000
Gill, Manjit               11/22/07          6,667     $  1,000
Astortno, Johnny           11/22/07          6,667     $  1,000
Swartz, Stan               11/22/07         10,000     $  1,500
Sloan, Allen               11/22/07         10,000     $  1,500
Paskowitz, J.E.            11/22/07         10,000     $  1,500
Mclennan, Martin           11/22/07         30,000     $  4,500
Simmons, Mark              11/22/07         66,667     $ 10,000
Orton Clodagh              11/22/07         20,000     $  3,000
Sussman, Sam               11/22/07         20,000     $  3,000
Boaz Dor                    3/12/09        750,000     Services rendered,
                                                       valued at $10,000
Ilan Shalev                 3/24/09        944,986     (1)
Yoav Paz                    3/24/09        944,986     (1)
Adi Plaschkes               3/24/09        445,198     (1)

Shareholder Name                  Date          Shares     Consideration
----------------                  ----          ------     -------------
Yifat Gurion                     3/24/09        567,098     (1)
Ronen Finegold                   3/24/09        521,518     (1)
Eftan Investment Consulting Ltd. 3/24/09        377,888     (1)
Chaim Halperin                   3/24/09        287,259     (1)
Ami Sheinfeld                    3/24/09        287,259     (1)
Ronen Shafir                     3/24/09        211,999     (1)
M.M.T.K. Real Estate Ltd.        3/24/09        211,999     (1)
                                             ----------
                                             13,908,257

Series A Preferred Stock

Name                          Date          Shares     Consideration
----                          ----          ------     -------------
Xenia Venture Capital Ltd.  3/24/09      3,770,935     (2)

(1) Shares of common stock in ActiVein Ltd.
(2) Shares of preferred stock in ActiVein Ltd.

     The shares listed above were all issued to non-U.S. persons who reside outside of the United States. The negotiations and agreements relating to the issuance of these shares were made by the Company's officers (who were non-U.S. persons) from Canada. The shares are restricted from resale in the public markets for a period of six months from the date of their issuance. There is no market for the Company's securities in the United States and none of the securities have been transferred since their issuance. The Company relied upon the exemption provided by Rule 901 of the Securities and Exchange Commission with respect to the sale of these shares.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit
Number   Exhibit Name
------   ------------

3.1       Articles of Incorporation, as amended                   (1)

3.2       Designation of Series A Preferred Stock                 (1)

3.3       Warrant - Series A Preferred Stock                      (1)

3.4       Bylaws                                                  (1)

4.1       Non-Qualified Stock Option Plan                         (2)

5         Opinion of Counsel                                      __

10.1  Agreement relating to the acquisition of ActiVein Ltd.      (2)

10.2  Shareholder Agreement                                       (2)

10.3  Employment Agreement with Adi Plaschkes                     (2)

21    Subsidiaries                                                (2)

23.1  Consent of Attorneys                                         __

23.2  Consent of Accountants                                       __

(1) Filed with original registration statement.

(2) Filed with Amendment No. 1 to registration statement.



Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section l0 (a)(3) of the Securities Act:

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

      (i) If the registrant is relying on Rule 430B:

            (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

      (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

      The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser bye means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Kiryat Gat, Israel on the 25th day of March, 2011.


                                    ACTIVEIN, INC.

                                 By:/s/ Adi Plaschkes
                                    -----------------------------
                                    Adi Plaschkes, President


         In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                            Title                        Date
---------                            -----                        ----

/s/ Adi Plaschkes
-------------------------           Principal Executive,      March 25, 2011
Adi Plaschkes                       Financial and Accounting
                                    Officer


-------------------------           Director
Anat Segal



Ronen Finegold
-------------------------           Director                  March 27, 2011
Ronen Finegold


Ilan Shalev
-------------------------           Director                  March 27, 2011
Ilan Shalev


Boaz Dor
-------------------------           Director                  March 24, 2011
Boaz Dor

                                 ACTIVEIN, INC.

                                    FORM S-1

                                 AMENDMENT NO. 2

                                    EXHIBITS